As filed with the U.S. Securities and Exchange Commission on January 14, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PCI MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7812 (Primary Standard Industrial Classification Code Number)	83-2105853 (I.R.S. Employer Identification Number)

523 Victoria Avenue

Venice, California 90291

(310) 577-9100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

D. Hunt Ramsbottom Jr.

Chief Executive Officer

PCI Media, Inc.

523 Victoria Avenue

Venice, California 90291

(310) 577-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Anthony J. Richmond, Esq. David A Zaheer, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600	John D. Hogoboom, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 (212) 262-6700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)(3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	$17,250,000	$2,090.70
Underwriters’ Warrants to Purchase Common Stock(4)	—	—
Common Stock Underlying Underwriters’ Warrants(5)	$1,380,000	$167.26
Total	$18,630,000	$2,257.96

(1)	Includes offering price of any additional shares that the underwriters have the option to purchase.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)

In accordance with Rule 457(g) under the Securities Act, because the shares of the registrant’s common stock underlying the Underwriters’ Warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The registrant has agreed to issue Underwriters’ Warrants exercisable within five years after the effective date of this registration statement representing 8% of the securities issued in this offering to Roth Capital Partners, LLC. The Underwriters’ Warrants are exercisable at a per share exercise price equal to 115% of the public offering price. The initial issuance of the Underwriters’ Warrants and resales of shares of common stock issuable upon exercise of the Underwriter Warrants are registered hereby. See “Underwriting – Underwriters’ Warrants.”

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                 , 2019

PRELIMINARY PROSPECTUS

PCI Media, Inc.

Shares of Common Stock

This is an initial public offering of securities of PCI Media, Inc. We are offering to sell                shares of our common stock, par value $0.001 per share.

Prior to this offering, there has been no public market for our securities. We estimate that the initial public offering price per share will be between $            and $             . We intend to apply to list our common stock on The Nasdaq Capital Market under the symbol “PCIM”.

We are an “emerging growth company” as defined under federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements. See “Prospectus Summary – Implications of Being an Emerging Growth Company”.

Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page 12 of this prospectus.

The offering is being underwritten on a firm commitment basis. We have granted the underwriters an option to purchase up to an additional                shares of our common stock to cover over-allotments, if any. The underwriters may exercise this option at any time and from time to time during the thirty (30) day period from the date of this prospectus.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses(1)	$	$

(1)	See “Underwriting” for additional information regarding underwriting compensation.

We have agreed to issue warrants exercisable within five years after the effective date of this registration statement representing 8% of the securities issued in this offering to Roth Capital Partners, LLC. The warrants will be exercisable at a per share exercise price equal to 115% of the initial public offering price. See “Underwriting – Underwriters’ Warrants.”

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Delivery of the shares is expected to be made on or about                 , 2019, subject to customary closing conditions.

Roth Capital Partners

Prospectus dated                 , 2019

We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

Persons who come into possession of this prospectus and any free writing prospectus we may authorize for use in connection with this offering in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

i

Trademarks, Trade Names and Service Marks

PCI Media, Psyop and Content & Co. and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of PCI Media, Inc. or one of its subsidiaries. Other trademarks, service marks or trade names appearing in this prospectus are the property of their owners. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. We have omitted the ® and ™ designations, as applicable, for the trademarks used in this prospectus.

Market, Industry and Other Data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size, is based on reports from various sources, including those set forth below. Because this information involves a number of assumptions and limitations, you are cautioned not to give undue weight to such information. Information based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. In some cases, we do not expressly refer to the sources from which data is derived. The content of the below sources, except to the extent specifically set forth in this prospectus, does not constitute a portion of this prospectus and is not incorporated herein.

●	Worldwide Ad Spending, eMarketer’s Updated Estimates and Forecasts for 2015-2020; October 2016;

●	Advertising Expenditure Forecasts, Zenith, September 2018;

●	Advertising Forecasts Fall Update, MAGNA, September 2018;

●	Forbes Marketing Accountability 2017;

●	All Eyes on Digital Video, AOL Advertising, April 2017; and

●	Worldwide Semiannual Augmented and Virtual Reality Spending Guide, International Data Corporation (IDC), May 2018.

In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section captioned “Risk Factors” and elsewhere in this prospectus. See “Special Note Regarding Forward-Looking Statements.”

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this prospectus before making an investment decision.

PCI Media, Inc. was recently formed as a Delaware corporation. At or prior to the closing of this offering, the members of Psyop Media Company, LLC will contribute their membership interests in Psyop Media Company, LLC to PCI Media, Inc. in exchange for shares of common stock of PCI Media, Inc., and Psyop Media Company, LLC will become a wholly owned subsidiary of PCI Media, Inc. We refer to this contribution transaction as the “Contribution Transaction.” Unless the context otherwise requires, the terms “the Company,” “we,” “us” and “our” refer to (i) upon completion of this offering, PCI Media, Inc. and, unless otherwise stated, all of its subsidiaries, including Psyop Media Company, LLC and (ii) prior to the completion of this offering, Psyop Media Company, LLC and, unless otherwise stated, all of its subsidiaries.

Our Company

We are a media company that creates innovative and award-winning content for some of the world’s most well-known brands. We create content for commercials, television series, digital and social media, experiential and influencer platforms and virtual reality (VR) and augmented reality (AR) experiences. We believe our content is highly creative, engages large audiences and influences their behavior. Our work has generated billions of views and impressions on digital platforms and has reached television audiences in over two hundred countries. Our commercial content is broadcasted regularly during the world’s largest televised events, including the Olympic Games, the World Cup and the Super Bowl.

Over the past 18 years, we believe we have consistently delivered iconic and effective content for our customers, including many blue-chip brands. We have produced content for brands across major industry groups, including: automotive; consumer products; technology; games; food; beverage; footwear; apparel; media; telecom; finance; hospitality; and energy.

We have won numerous awards and accolades for our creative work, including Cannes Lions, Clio Awards, Effie Awards and an Emmy Award.

Our primary product offerings include:

Commercial content:    We produce animated television commercials, including animated and computer graphics (CG) content. We also produce live action and mixed media commercials. We presently generate substantially all of our revenues from the production of commercial content.

Branded entertainment:    Through our subsidiary, Content & Co., we create, develop, produce and distribute for our brand clients original short- and long-form content in which our client’s brands are integrated into the content. The content we create can be used on television, digital and social media, experiential and influencer platforms.

VR and AR:    We produce VR and AR live action, animation and mixed media content. We create VR experiences that can be used on many commercially available VR platforms, such as Samsung VR Gear, Google Daydream, Playstation VR and Oculus Home for Rift.

We believe our competitive strengths include:

Excellent reputation:    Over the past 18 years, we believe we have earned an excellent reputation for our creative ability, innovation, execution and on-time delivery of complex and challenging media content.

Our creative storytelling capabilities:    We believe our creative content turns ideas into visual, relatable stories that resonate with consumers and influences their behavior. We believe that our years of experience and access to creative talent allow us to tell compelling stories whether in six seconds or 22 minutes.

Diverse, creative talent base:    We employ or represent over 20 directors and over 80 designers, technical directors and other artists who we believe deliver a unique combination of creative direction (character, world and story development) and execution (unique and high quality imagery and related production content).

Strong relationships with advertising agencies and brands:    We have produced highly successful and creative advertising campaigns for our customers, many of which are global brands which we believe have allowed us to develop long-standing, strong relationships with leading advertising agencies and brands. We are often commissioned to create multiple campaigns for brands over many years, acting as the go-to production company for these clients. In addition, despite that some of our competitors are larger than us, we have been able to compete effectively with them and win projects from new and existing clients.

Strong relationships with film, television and digital production companies:    We maintain Production Overall Deals (PODs) with award-winning production companies in film, television and digital series. In PODs, we manage development and distribution of content created by production companies. PODs enable us to extend and diversify our creative capabilities and provide access to additional talent for our clients.

End-to end solution:    We have developed in-house production processes that enable us to serve as a one-stop-shop, providing a full suite of solutions to the advertising industry and brands. We are able to conduct a project from concept through design and all stages of production using in-house and contracted creative talent when necessary.

Our Industry

We create branded advertising content primarily for television, digital and other advertising platforms.

The global advertising market is large and growing.    Global advertising spending was a $591 billion global market in 2017, projected to grow to $724 billion in 2020, according to eMarketer. The U.S. is currently our customers’ primary target market. eMarketer forecasts that the U.S. will have the largest share of global advertising spending in 2020, which it estimates will be $243 billion. As our business grows, we expect to capitalize on the large and expanding demand for services such as ours.

Television spending continues to be strong.    Television has historically been the single largest advertising medium worldwide. Zenith forecasts that television advertising in the U.S. peaked in 2017 at $69 billion and will decline slightly to $66 billion in 2020. Television and online video together are becoming more important to advertisers seeking to build brands than either form alone.

Digital advertising spending is increasing.    Digital technologies have transformed media consumption, viewing habits and social interaction. Content is being viewed at ever-increasing rates on wired and wireless smart devices across the globe. In 2017, global digital advertising spending surpassed global television advertising spending for the first time, according to MAGNA. MAGNA projects that, in 2018, U.S. digital advertising spending will exceed $100 billion and will account for half of total U.S. advertising sales for the first time. MAGNA projects that U.S. digital advertising sales will be $163 billion by 2023.

Creative short-form video content attracts audiences.    Given the proliferation of entertainment channels, capturing the attention of audiences is becoming increasingly challenging. We believe that brands are seeking creative content in short-form video that includes animation and mixed media to evoke emotions that resonate with viewers. According to AOL Advertising, while online video consumption is increasing across all video lengths, short-form video is growing the fastest. According to AOL Advertising, 59% of consumers watch videos that are under one minute long every day.

VR and AR are poised for considerable growth.    International Data Corporation, or IDC, forecasts worldwide revenues for the VR and AR markets to reach $27 billion in 2018, an increase of 92% from 2017. According to IDC, VR and AR spending is expected to achieve a compound annual growth rate of 72% worldwide, and 99% in the U.S., over the 2017-2022 forecast period. While a large majority of the growth in spending is expected to be dedicated to gaming applications, hardware and equipment, IDC suggests that producers are quickly moving beyond games to create new content mainstream audiences will embrace.

Our Growth Strategy

We intend to build upon our proven ability to aggregate large audiences for brands by continuing to make compelling content that is viewable on both traditional and new platforms. We have begun to implement the growth strategies described below, and expect to continue to do so over the several years following this offering. Although the net proceeds of this offering will be available to assist us to implement our growth strategies, we cannot estimate the ultimate amount of capital needed to achieve our expected growth. We may need additional capital to implement these strategies, particularly in the event we pursue acquisitions of complementary businesses or technologies.

We intend to grow our business by:

Capitalizing on market trends in advertising and digital media:    We believe our long history of creating award-winning content for television provides us with the expertise to continue to capture television advertising spending. We also believe our expertise in delivering entertaining, narrative-based short-form video content positions us well for the expected growth in digital advertising. We intend to build our core business by leveraging the increased use of animation and visual effects to differentiate marketing messages and capture audiences in the growing digital media market.

Implementing client service teams:    We believe we can increase recurring work from our existing clients with a more client-focused approach to delivering our services. We are hiring account directors with knowledge of the needs of brands in key industries so that we can collaborate more closely with brands and the advertising agencies. By doing so, we believe we can get involved earlier and more intimately in a particular pitch.

Expanding direct-to-brand sales:    Brands are increasingly working directly with content creators, bypassing advertising agencies. We believe this industry disruption is being caused by the desire of brands to obtain greater cost-effectiveness, transparency and control over customer data. We believe that we can increase our direct-to-brand sales by increasing business development efforts with brands. We recently reorganized our sales organization to include a specific focus on brand management.

Growing through acquisitions:    We believe that the highly fragmented content creation media industry, which is comprised primarily of small-to-medium-sized private companies, provides us with significant opportunities to grow our business through acquisitions. We intend to pursue acquisitions that provide services within our current core product offerings, extend our geographic reach and expand our product offerings.

Cross-selling services:    Our ability to produce diverse, engaging content across various media platforms allows us to offer clients a one-stop-shop for all of their content needs. We intend to cross-sell our various capabilities to drive additional revenue from existing clients and to seek to win new clients.

Further developing intellectual property:    We intend to build upon our success in developing original series that we own and license to brands, networks and major and new digital media studios. When we develop an original series, we retain the copyright of that content. By licensing to other platforms portions of the content from original series that we develop, we can create additional revenue streams from development fees, brand license fees, distribution license fees and ancillary sources (such as from foreign viewership).

Expanding our geographic presence:    We believe that by expanding our physical presence into select international regions, we will be better able to attract and retain internationally-based brands as clients. With a physical presence outside of the U.S., we believe we can provide better customer service and offer local talent who can work more intimately with internationally-based brands than we can from our offices in the U.S.

Expanding our talent roster:    We intend to continue to seek to attract and retain world-class creative and technical talent, thereby increasing our ability to win jobs and build brand equity through additional high quality creative content. We believe that our reputation and our client base will allow us to continue to attract top creative talent.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those in the section entitled “Risk Factors” and elsewhere in this prospectus. These risks include, but are not limited to, the following:

●	our limited visibility into the timing and certainty of future projects;

●	the potential loss of business from advertising agencies, including as a result of reductions of business from the brands they represent;

●	our ability to successfully execute our growth and acquisition strategy and manage effectively our growth;

●	fluctuations in production schedules and project volumes may cause our revenues and cash flows to vary from quarter to quarter;

●	changes in the competitive environment in our industry and the markets we serve, and our ability to compete effectively;

●	our dependence on a strong brand image;

●	our cash needs and the adequacy of our cash flows and earnings;

●	our dependence upon our executive officers, founders and key employees;

●	our ability to attract and retain qualified personnel;

●	the effects of restrictions imposed by our indebtedness on our current and future operations;

●	our reliance on our technology systems, the impact of technological changes and cybersecurity risks;

●	our ability to protect our trademarks or other intellectual property rights;

●

insiders, including our executive officers, employees, and directors and their affiliates, will together hold approximately                 % of the voting power of our outstanding capital stock (or                 % if the underwriters’ over-allotment option to purchase additional shares in this offering is exercised in full), and therefore will continue to have substantial control over our company after this offering which could limit your ability to influence the outcome of key decisions, including a change of control; and

●	increased costs as a result of being a public company.

Corporate Information

Psyop, Inc. was founded in April 2000. On January 1, 2012, in connection with a corporate restructuring, Psyop, Inc. and its affiliate, Psyop Services, LLC, contributed all of their assets and liabilities to Psyop Media

Company, LLC. We were formed in October 2018 as a Delaware corporation. In December 2018, we changed our name from ZZZ Media Holdings, Inc. to PCI Media, Inc. Our principal executive offices are located at 523 Victoria Avenue, Venice, California 90291, and our telephone number is (310) 577-9100. Our website address is www.psyop.com. The information on or that can be accessed through our website is not incorporated by reference into this prospectus, and you should not consider any such information as part of this prospectus or in deciding whether to purchase our common stock.

Implications of Being an Emerging Growth Company

We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the year following the fifth anniversary of the consummation of this offering, (2) the last day of the year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common stock held by non-affiliates exceeded $700 million as of the last business day of the second fiscal quarter of such year or (4) the date on which we have issued more than $1 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

●	we are presenting herein only two years of audited consolidated financial statements and related management’s discussion and analysis of financial condition and results of operations;

●

we will avail ourselves of the exemption from the requirement to obtain an auditor attestation report from our auditors on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, or Sarbanes Oxley;

●	we will provide less extensive disclosure about our executive compensation arrangements; and

●	we will not be required to hold stockholder non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act.

As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests.

THE OFFERING

Common stock we are offering	shares

Common stock outstanding immediately after this offering	shares

Underwriters’ over-allotment option	shares

Use of proceeds	We estimate that the net proceeds from the sale of the common stock in this offering will be approximately $ million, based upon the initial public offering price of $ per share (which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus), after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters’ over-allotment option to purchase additional shares in this offering is exercised in full, we estimate that the net proceeds will be approximately $ million, after deducting the underwriting discount and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our financial flexibility, create a public market for our common stock and to facilitate future access to the public equity markets for us and our stockholders. We currently intend to use the net proceeds from this offering for working capital and other general corporate purposes. We may use a portion of such net proceeds to acquire complementary businesses or technologies. However, we do not have agreements or commitments for any acquisitions at this time.

Dividend policy	We currently do not intend to declare or pay any cash dividends in the foreseeable future. Any determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, contractual restrictions and other factors that our board of directors considers relevant. See “Dividend Policy” for further information.

Proposed trading symbol	“PCIM”.

The total number of shares of our common stock that will be outstanding after this offering is based on              shares of our common stock outstanding as of September 30, 2018 and includes              shares, and excludes, as of September 30, 2018,              shares of common stock reserved for future grant or issuance under our 2019 Incentive Award Plan, or our 2019 Plan, which will become effective in connection with the completion of this offering.

Except as otherwise indicated, all information in this prospectus assumes:

●	the completion of the Contribution Transaction;

●	no exercise by the underwriters of their over-allotment option to purchase additional shares; and

●	the filing and effectiveness of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws in connection with our initial public offering.

We estimate that we will issue                  shares of our common stock in the Contribution Transaction based upon an initial public offering price of $             per share (which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus). A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) the number of shares of our common stock we estimate that we will issue in the Contribution Transaction by                 . Assuming that the initial public offering price remains the same, an increase (or decrease) in the number of shares offered by us in this offering would not increase (or decrease) the number of shares we will issue in the Contribution Transaction.

SUMMARY CONSOLIDATED FINANCIAL DATA

The consolidated statements of operations data for the years ended December 31, 2017 and 2016 and the consolidated balance sheet data as of December 31, 2017 and 2016 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the nine months ended September 30, 2018 and 2017 and the consolidated balance sheet data as of September 30, 2018 are derived from our unaudited condensed consolidated financial statements included in this prospectus. The unaudited condensed consolidated financial statements are prepared on a basis consistent with that used to prepare our audited consolidated financial statements and include, in the opinion of management, all adjustments, consisting of normal recurring items, necessary for a fair presentation of the consolidated financial statements.

You should read this data together with our audited consolidated financial statements and related notes, as well as the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus. Our historical results are not necessarily indicative of our future results, and results for any interim period below are not necessarily indicative of results for the full year.

	Unaudited Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands except per share data)	2018	2017	2017	2016

Consolidated Statement of Operations Data:
Net sales	$43,051	$46,302	$61,962	$62,863
Cost of sales	34,084	33,928	45,273	45,895

Gross profit	8,967	12,374	16,690	16,968
Selling, general and administrative expenses	10,850	12,098	16,184	17,849

Operating income (loss)	(1,883)	276	505	(881)

Other income (expense):
Interest income	22	7	7	2
Interest expense	(115)	(114)	(161)	(183)
Other expense	(43)	(96)	(137)	(181)

	(136)	(203)	(291)	(362)

Income (loss) before income tax benefit (expense)	(2,019)	73	215	(1,243)
Income tax benefit (expense)	114	(19)	(17)	71

Income (loss) before income from equity method investment	(1,905)	54	198	(1,172)
Income from equity method investment	133	-	-	-

Net income (loss)	$(1,772)	$54	$198	$(1,172)
Other comprehensive income
Foreign currency translation gain (loss)	(1)	4	18	38

Comprehensive income (loss)	$(1,773)	$58	$216	$(1,134)

	Unaudited Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands except per share data)	2018	2017	2017		2016
Pro forma information (unaudited):(1)
Net income (loss) before pro forma provision for income taxes	$		$
Pro forma provision for income taxes

Pro forma net income (loss)	$		$

Pro forma net income (loss) per share:
Basic	$		$
Diluted	$		$
Pro forma weighted average shares outstanding:
Basic
Diluted
Non-GAAP Measure:
Adjusted EBITDA(2)	$(292)	$1,583		$2,155	$1,121

	Unaudited As of September 30,	As of December 31,
(Dollars in thousands)	2018	2017	2016
Consolidated Balance Sheet Data:
Cash	$3,319	$6,241	$8,206
Total assets	18,396	19,530	20,163
Total liabilities	16,264	14,915	11,148
Long-term debt, net of current portion	3,189	3,752	1,450
Total members’ equity	2,132	4,616	9,015

(1)	Unaudited pro forma provision for income taxes, net income and per share information give effect to the Contribution Transaction.

(2)

In addition to our results determined in accordance with GAAP, we have presented Adjusted EBITDA, which is a non-GAAP measure. The following table presents a reconciliation of Adjusted EBITDA to net income (loss) for each of the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
(Dollars in thousands)	2018	2017	2017	2016
Net income (loss)	$(1,773)	$58	$198	$(1,172)
Interest expense, net	93	107	154	181
Depreciation and amortization	990	1,333	1,706	2,112
Equity based compensation(a)	-	85	85	-
Initial public offering costs(b)	398	-	12	-

Adjusted EBITDA	$(292)	$1,583	$2,155	$1,121

(a)	Non-cash charges related to equity-based compensation.
(b)	One-time costs relating to this offering.

We use Adjusted EBITDA to understand and evaluate our business. Accordingly, we believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

●

although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

●	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

●	other companies, including companies in our industry, may calculate Adjusted EBITDA, or similarly titled measures differently, which reduces its usefulness as a comparative measure.

Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP-based financial performance measures, including cash flows from operating activities, investing activities and financing activities, net income (loss) and our other GAAP financial results.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the consolidated financial statements and the related notes, before deciding whether to purchase shares of our common stock. The risks and uncertainties described below include those that we consider material and that we are currently aware of, but are not the only ones we face. If any of the following risks is realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the market price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business and Industry

We have limited visibility of the timing and certainty of future projects. Our failure to regularly win new projects would have a material adverse effect on our business, results of operations or financial condition.

It normally takes three to five months for us to make a pitch, receive an award of a project and complete the project except in the case of a branded entertainment series which can take six months or longer. We do not have any long-term or exclusive contracts with advertising agencies or brands. As a result, we do not control when we will be afforded the opportunity to pitch for a project and, if we pitch for a project, there is no assurance that we will receive an award for, or complete, the project. Because the number of projects we are awarded and complete from time to time may differ significantly depending on the circumstances, it is difficult for us to anticipate the timing and certainty of future revenues or working capital needs. To sustain and increase our revenues, we will need to regularly be awarded and complete new projects. We could fail to be awarded new projects for various reasons, some of which are outside of our control. For example, we may not be awarded new projects if competitors offer more creative content at lower cost or with faster execution time. If we are unable to secure projects for extended periods of time, this would have a material adverse effect on our business, results of operations or financial condition.

The loss of business from advertising agencies, including as a result of a reduction of business from the brands they represent, would harm our business, results of operations or financial condition.

Our client base consists primarily of advertising agencies. We do not have exclusive contracts with advertising agencies and depend on the discretion of these agencies to work with us as they embark on advertising campaigns for brands. If we fail to maintain satisfactory relationships with an advertising agency, we risk losing business from the brands represented by that agency. Brands also may change advertising agencies for various reasons. If a brand elects to reduce or cease business with an advertising agency with which we have a relationship, we could lose revenues from that advertising agency. A brand could determine to reduce its business with an advertising agency for various reasons, some of which are outside of our control. For example, a brand could decide that it prefers to obtain content from a studio other than ours, or determine that it desires to reduce or cease business with the advertising agency for reasons unrelated to us. The loss of business from advertising agencies, including as a result of a reduction of business from the brands they represent, could harm our business, results of operations or financial condition.

A significant percentage of our revenue is generated by two advertising agencies.

Our business depends, in significant part, on being awarded work from two advertising agencies. For the year ended December 31, 2017, the advertising agencies, Barton F. Graf LLC and Argonaut Inc., accounted for 18% and 13% of our revenues, respectively. For the year ended December 31, 2016, Barton F. Graf and Argonaut Inc. accounted for 13% and 14% of our revenues, respectively. As a result, the loss or reduction of business from either of these advertising agencies could have a material adverse effect on our business, results of operations or financial condition.

Failure to manage our growth effectively could cause our business to suffer.

We intend to grow organically and through selected acquisitions. To manage our growth effectively, we must manage our employees, operations, finances, and investments efficiently. We also must effectively integrate any companies or businesses we acquire. We may encounter risks and challenges frequently experienced by growing companies such as our ability to: strengthen our reputation for superior content creation; distinguish ourselves from our competitors; develop and offer content that meet our clients’ needs as they change; and attract and maintain talent. Failure to manage our growth effectively could have a material adverse effect on our business, results of operations or financial condition.

The market in which we participate is competitive, and we may not be able to compete successfully with our current or future competitors.

We operate in the competitive, highly fragmented advertising and creative content production markets. We compete with many firms with no single company maintaining a significant share of the market. Some of our competitors have greater resources than those available to us and such resources may enable them to aggressively compete with us. We must compete with these firms to maintain existing client relationships and to obtain new clients and assignments. If existing or new companies acquire one of our existing competitors or form an exclusive relationship with one or several advertising agencies or brands, our ability to compete effectively could be significantly compromised and our results of operations could be harmed. For example, S4 Capital recently acquired the digital production agency, Media Monks, and it is currently unclear what impact this will have on the competitive landscape. Any of the factors described above could make it more difficult for us to acquire new projects and could result in increased pricing pressure, increased sales and marketing expenses or the loss of market share, and could have a material adverse effect on our business, results of operations or financial condition.

Economic downturns could adversely affect the demand for our content.

Our business depends on the demand for advertising and on the economic health of brands that purchase our content. An economic recession could result in the decline in advertising spending generally or the purchase of our content by brands in particular. Further, an economic recession may not impact advertising revenue across all media platforms in an equal manner. While reported revenue in the advertising industry may mirror GDP in total, reported revenue may fluctuate among individual media platforms more significantly than others. For example, during an economic recession, brands may choose to spend less money advertising on television and more money advertising on social and digital media. While we create content for multiple platforms, certain areas of our business may decline more significantly than others in an economic downturn, especially if our business focuses more heavily on the less-favored platforms. Accordingly, if an economic downturn occurs, this could have a material adverse effect on our business, results of operations or financial condition.

If our clients experience financial distress, or seek to change or delay payment terms, this could negatively affect our business, results of operations or financial condition.

We have a diverse client base, and at any given time, one or more of our clients may experience financial difficulty, file for bankruptcy protection or go out of business. Unfavorable economic and financial conditions could result in an increase in client financial difficulties that affect us. If our clients experience financial difficulties, they may be unable to pay for commitments that we have entered into on their behalf, or may seek to significantly delay or otherwise alter payment terms. This could result in reduced revenues as well as write-offs of accounts receivable and expenditures billable to clients, and if such difficulties were severe, reduced liquidity. Accordingly, if our clients experience financial distress, this could have a material adverse effect on our business, results of operations or financial condition.

Our quarterly results of operations may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of securities analysts or investors, which could cause our stock price to decline.

Our quarterly results of operations have in the past, and may in the future, fluctuate as a result of a variety of factors, many of which are outside of our control, including limited visibility of the timing and certainty of future projects. In future periods, our revenue or profitability could decline or grow more slowly than we expect. If our quarterly revenues or results of operations do not meet or exceed the expectations of securities analysts or investors, the price of our common stock could decline substantially. In addition to the other risk factors set forth in this “Risk Factors” section, factors that may cause fluctuations in our quarterly revenues or results of operations include:

●	our ability to increase sales to existing clients and attract new clients;

●	our failure to accurately estimate or control costs;

●	the potential loss of significant clients;

●	maintaining appropriate staffing levels and capabilities relative to projected growth;

●	adverse judgments or settlements in legal disputes; and

●	general economic, industry and market conditions and those conditions specific to media companies such as us.

We believe that our quarterly revenues and results of operations on a year-over-year and sequential quarter-over-quarter basis may vary significantly in the future and that period-to-period comparisons of our results of operations may not be meaningful. You should not rely on the results of prior quarters as an indication of future performance.

Fluctuations in production schedules and project volume may cause our revenues and cash flows to vary from quarter to quarter.

Our revenues, cash flows from operations, results of operations and other key operating and financial measures have varied in the past, and may vary in the future, significantly from quarter to quarter due to production schedules and project volume. Often our clients engage in an evaluation process that frequently involves not only our pitch but also pitches of our competitors. We have limited control over the timing and mix of individual projects which could result in material fluctuations of our revenues, cash flows, results of operations and other key operating and financial measures from period to period.

We are a holding company and depend upon our subsidiaries for our cash flows.

We are a holding company. All of our operations are conducted, and almost all of our assets are owned, by our subsidiaries. Consequently, our cash flows and our ability to meet our obligations depend upon the cash flows of our subsidiaries and the payment of funds by these subsidiaries to us in the form of dividends, distributions or otherwise. The ability of our subsidiaries to make any payments to us depends on their earnings, the terms of their indebtedness, including the terms of any credit facilities and legal restrictions. In particular, our credit facility provides that cash distributions paid by Psyop Media Company, LLC in any fiscal year cannot exceed the operating cash flow generated in the immediately preceding fiscal year, and future credit facilities entered into by our subsidiaries may impose other limitations on the ability of our subsidiaries to make distributions to us. Any failure to receive dividends or distributions from our subsidiaries when needed could have a material adverse effect on our business, results of operations or financial condition.

Our acquisition strategy involves significant risks.

One of our business strategies is to pursue acquisitions. However, acquisitions involve numerous risks and uncertainties, including intense competition for suitable acquisition targets, the potential unavailability of financial resources necessary to consummate acquisitions, difficulties in identifying suitable acquisition targets or in completing any transactions identified on sufficiently favorable terms; and the need to obtain regulatory or other governmental approvals that may be necessary to complete acquisitions. In addition, any future acquisitions may entail significant transaction costs, tax consequences and risks associated with entry into new markets and lines of business, any of which could have a material adverse effect on our business, results of operations or financial condition.

Future acquisitions or strategic investments could disrupt our business and harm our business, results of operations or financial condition.

We may in the future explore potential acquisitions of companies or strategic investments to strengthen our business. However, we have limited experience in acquiring and integrating businesses. Even if we identify an appropriate acquisition candidate, we may not be successful in negotiating the terms or financing of the acquisition, and our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business.

Acquisitions involve numerous risks, any of which could harm our business, including:

●	anticipated benefits may not materialize as rapidly as we expect, or at all;

●	diversion of management time and focus from operating our business to address acquisition integration challenges;

●	retention of employees from the acquired company;

●	cultural challenges associated with integrating employees from the acquired company into our organization;

●	integration of the acquired company’s accounting, management information, human resources and other administrative systems;

●	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies; and

●	litigation or other claims in connection with the acquired company, including claims from terminated employees, former stockholders or other third parties.

Failure to appropriately mitigate these risks or other issues related to such strategic investments and acquisitions could result in reducing or completely eliminating any anticipated benefits of transactions, and harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the impairment of goodwill, any of which could have a material adverse effect on business, results of operations or financial condition.

Our operations may become unprofitable and we may require working capital financing.

Our ability to achieve net income and cash flow is subject to, among other things, the number of projects we win, the magnitude of our margins and the overall profitability of our projects. If we are not able to operate our business at a profit or to retain cash, we may be required to obtain external working capital financing. Our credit facility includes a line of credit in the amount of $3 million, which we may draw subject to compliance with applicable covenants and conditions. Our credit facility also includes a letter of credit facility in the amount of $2 million for the issuance of standby letters of credit. As of September 30, 2018, we have two standby letters of credit outstanding for an aggregate amount of $1.1 million. Based on our financial performance through September 30, 2018, we do not expect to be in compliance with the covenants under the credit facility as of December 31, 2018. We expect to receive a waiver from the lender for such non-compliance. However, in the event we do not, the lender will have the right to accelerate the balance of the loans outstanding under the credit facility and to prohibit further borrowings under the credit facility. In the event that we were unable to access the line of credit or the amount of available drawings thereunder are insufficient, we could be required to seek external working capital financing from other sources, which may not be available on satisfactory terms, or at all. If we are unable to access a sufficient amount of working capital at the times we need to, this could have a material adverse effect on our business, results of operations or financial condition.

Our credit facility imposes significant limitations on our business operations.

Our credit facility imposes significant limitations on our business operations, including our ability to incur additional debt, guaranties or liens, to consummate acquisitions or dispositions, to make loans or advances or to make restricted payments. These limitations are subject to various exceptions. For example, our credit facility allows us to make permitted acquisitions of persons or assets that are in, or utilized in, a line of business that is reasonably related to our line of business and so long as we satisfy other requirements. In the event that we desire to make an acquisition or take another action that is not permitted under the credit facility, we would need the consent of the lender and there is no assurance that we would be able to obtain such consent. Any failure to comply with these limitations could result in a default under our credit facility. Upon a default, unless waived, the lender under our credit facility could have all remedies available to a secured lender, and could elect to terminate its commitments, cease making further loans, cause our loans to become due and payable in full, institute foreclosure proceedings against our assets, and force us into bankruptcy or liquidation.

Our future success depends on the continuing efforts of our key employees and our ability to attract, hire, retain and motivate highly skilled and creative employees in the future.

Our future success depends on the continuing efforts of our executive officers, our founders and other key employees. We rely on the leadership, knowledge and experience that our executive officers, founders and key employees provide. They foster our corporate culture, which we believe has been instrumental to our ability to attract and retain new talent. Any failure to attract new or retain key creative talent could have a material adverse effect on our business, financial condition and results of operations.

The market for talent in our key areas of operations, including California and New York, is intensely competitive, which could increase our costs to attract and retain talented employees. As a result, we may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them.

Employee turnover, including changes in our management team, could disrupt our business. The loss of one or more of our executive officers, founders or other key employees, or our inability to attract and retain highly skilled and creative employees, could have a material adverse effect on our business, results of operations or financial condition.

We must obtain visas for employees we hire who are not U.S. citizens or legal residents.

We hire some of our creative, technical and production personnel upon their graduating from colleges and universities that maintain programs in the fields for which we require talent. Most of these institutions are in the U.S.; however, in recent years some of these students have not been U.S. citizens or legal residents prior to attending school. We must obtain visas to hire these individuals. Any failure, difficulty or delay in obtaining visas to hire these individuals may have a material adverse effect on our business, results of operations or financial condition. Immigration reform is attracting significant attention in the public arena and in the current U.S. administration and Congress. If new immigration legislation is enacted in the U.S. or in the other jurisdictions in which we do business, such legislation may contain provisions that could make it more difficult or costly for us to recruit and retain our creative, technical and production personnel. Also, we cannot be assured that the enforcement of immigration laws by governmental authorities will not disrupt our workforce.

Most of our management team has limited experience managing a public company.

With the exception of our Chief Executive Officer and Chief Financial Officer, most members of our management team have limited or no experience managing a publicly-traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. Upon the closing of this offering, we will become subject to significant reporting and other obligations as a public company. These new obligations will require significant attention from our management and could divert their attention away from the day-to-day management of our business. In the event that our management team does not successfully or efficiently manage our transition to being a public company, this could have a material adverse effect on our business, results of operations or financial condition.

We believe our corporate culture has contributed to our success and, if we are unable to maintain it as we grow, our business could be harmed.

We believe our corporate culture has been a key element of our success. However, as our organization grows, it may be difficult to maintain our culture, which could reduce our ability to attract and maintain new talent and operate effectively. The failure to maintain the key aspects of our culture as our organization grows could result in decreased employee satisfaction, increased difficulty in attracting top talent and increased turnover and could compromise the quality of our client service, all of which are important to our success and to the effective execution of our business strategy. Accordingly, if we are unable to maintain our corporate culture as we grow our business, this could have a material adverse effect on our business, results of operations or financial condition.

We may be responsible for expenses incurred for a project that has been cancelled.

A client can cancel a project after awarding it to us. Often the contracts we enter into have cancellation terms that obligate the client to reimburse us for expenses incurred for a project that has been cancelled. Our project schedules typically require quick turnarounds and, as a result, we normally book resources required for the project promptly upon the award of the contract. Some of our projects may be cancelled after we have incurred expenses, and we may not be able to obtain reimbursement for these expenses. Our inability to recover expenses that we incur on cancelled projects could have a material adverse effect on our business, results of operations or financial condition.

We may be responsible for expenses for a project that exceed those contemplated by the approved budget.

Because the creation of content often requires us to make changes to a project to achieve the goals of the brand, projects may go over budget. When we bid for a contract, we include assumptions regarding the expenses for the applicable shoots and post-production. If the scope of a project changes prior to beginning the work, we may request for the client to cover the “overage” for the scope change before we commence work. However, if expenses exceed the budget after we have begun the work, we may have already begun to incur expenses and may not be able to recover the overages from our clients. Our inability to recover overages from clients negatively impacts the profitability of the particular project, and could have a material adverse effect on our business, results of operations or financial condition.

It may become increasingly expensive to operate in the media business.

The cost of producing special effects-driven and animated advertisements has steadily increased and may continue to increase in the future. For example, costs to maintain or obtain the latest technologies to produce high-quality work in animation and mixed media has been increasing. If costs continue to increase without proportionate increases in revenues, this could have a material adverse effect on our business, results of operations or financial condition.

We are subject to legal or reputational risks that could restrict our activities or negatively impact us.

Our business is subject to specific rules, prohibitions, media restrictions, labeling disclosures and warning requirements applicable to advertising for certain products. Advertisers and consumer groups may challenge advertising based on false or exaggerated claims through legislation, regulation, judicial actions or otherwise. Existing and proposed laws and regulations concerning user privacy, use of personal information and on-line tracking technologies also could affect the efficacy and profitability of internet-based and digital marketing. We could be exposed to liabilities for content we have created for our clients if their products, claims or other factors are challenged. We could suffer reputational risk as a result of legal action or from undertaking work that may be challenged by consumer groups or considered controversial, which may have a material adverse effect on our business, results of operations or financial condition.

Our business could be adversely affected if we fail to protect our intellectual property.

We generally enter into confidentiality agreements with our employees, freelancers and vendors to control access to and distribution of our intellectual property or that of our clients. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our or our clients’ intellectual property without authorization. Policing unauthorized use of creative content is difficult. The steps we take may not prevent misappropriation of intellectual property and our confidentiality agreements may not be enforceable. In addition, we may be required to litigate in the future to enforce our intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation could result in substantial costs and diversion of resources. In the event we are unable to prevent or are required to defend misappropriations of intellectual property, this could have a material adverse effect on our business, results of operations or financial condition.

Others may assert intellectual property infringement claims against us.

We are subject to the possibility of claims that brands’ products, services or techniques misappropriate or infringe the intellectual property rights of third parties. Infringement or misappropriation claims (or claims for indemnification resulting from such claims) may be asserted or prosecuted against us. We create and use characters in our content; because of the competitive advantages that are derived from identifiable characters, we must carefully define our own characters, both to protect the characters we have created from infringement and to avoid claims of others that we have infringed on their characters. Irrespective of the validity or the successful assertion of such claims, we would incur significant costs and diversion of resources with respect to the defense thereof, which could have a material adverse effect on our business, results of operations or financial condition.

We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers.

As is commonplace in our industry, we employ individuals who were previously employed at other companies with whom we compete. Although no claims against us are currently pending, we may be subject in the future to claims that our employees or prospective employees are subject to a continuing obligation to their former employers (such as non-competition or non-solicitation obligations) or claims that our employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

The market growth forecasts included in this prospectus may prove to be inaccurate and, even if the market in which we compete achieves forecasted growth, we cannot assure you our business will grow at similar rates, or at all.

Market growth forecasts are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. The forecasts in this prospectus relating to expected growth in the advertising market may prove to be inaccurate. Even if the market experiences the forecasted growth, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Any inaccurate market growth forecasts, our ability to grow at market forecasted rates, or at all, could have an adverse effect on our business, results of operations or financial condition.

We depend on advanced technologies and computer systems and we cannot predict the effect that rapid technological change or alternative forms of entertainment may have on us or our industry.

Our industry continues to undergo significant changes as a result of technological developments. Because we are required to maintain advanced digital imagery products to continue to win business, we must ensure that our production environment integrates the latest tools and techniques developed in the industry. However, the rapid growth of technology and shifting consumer tastes prevent us from being able to accurately predict the overall effect that technological growth or the availability of alternative forms of advertising may have on the potential revenues from, and profitability of, our content. To enhance our technologies, we are required to purchase third-party licenses, which can result in significant expenditures. In some cases, the licenses are not available on commercially reasonable terms, or at all. At the time we purchase licenses, we do not know if the related technology will enhance our revenues. Furthermore, the licensed software could have errors or defects that may result in a delay in delivery of our content and which could result in significantly increased production costs and our ability to complete work in a timely fashion. Such delays could have an adverse effect on our brand name and our relationship with our clients, which, given our reliance on our core strategic client relationships, could result in a decrease in our revenues. As a result, in the event that we do not keep pace with technological advancements, or our technologies do not meet our expectations, this could have a material adverse effect on our business, results of operations or financial condition.

We rely heavily on information technology systems and could face cybersecurity risks.

We rely heavily on information technologies and infrastructure to manage and conduct our business. This includes the production and digital storage of content and client information and the development of new business opportunities and creative content. The incidence of malicious technology-related events, such as cyberattacks, ransomware, computer hacking, computer viruses, worms or other destructive or disruptive software and other malicious activities could have a negative impact on our business and productivity. In addition, the prevalent use of mobile devices that access confidential information increases the risk of data security breaches, which could lead to the loss of confidential information or other intellectual property. We have taken preventative steps and seek to follow industry best practices, including the use of firewalls, deployment of antivirus software and regular patch maintenance updates; however no system is completely immune from these types of attacks. If we become subject to cyber breach, this could have a material adverse effect on our business, results of operations or financial condition.

Power outages, equipment failure, natural disasters (including extreme weather) or terrorist activities can impact an entire system. We have designed our systems to provide replication across our Los Angeles and New York locations, including data and toolsets designed to allow most or all work-related activities to continue if there is a disruption at one location. However, in the event of such a disruption, our ability to operate nonetheless may be adversely affected. Human error may also affect our systems and result in disruption of our services or loss or improper disclosure of client and personal data, business information, including intellectual property, or other confidential information. We also utilize third parties to store, transfer or process data, and system failures or network disruptions or breaches in the systems of such third parties could adversely affect our reputation or business. Any such breaches or breakdowns could expose us to legal liability, be expensive to remedy, result in a loss of our or our clients’ or vendors’ proprietary information and damage our reputation. In addition, such a breach may require notification to governmental agencies, the media or other individuals pursuant to various federal and state privacy and security laws, if applicable. Efforts to develop, implement and maintain security measures are costly, may not be successful in preventing these events from occurring and require ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. We take precautions to limit access to sensitive information to only those individuals requiring it. Any significant distribution in our equipment or loss or improper disclosure of data could have a material adverse effect on our business, results of operations or financial condition.

Our networks and systems may require significant expansion to accommodate new processing and storage requirements.

We may experience limitations relating to the capacity of our networks, systems and processes. In the future, we may need to expand our network and systems at a more rapid pace than we have in the past if our networks and systems cannot accommodate new processing and storage requirements due to potential growth in our business. Our network or systems may not be capable of meeting the demand for increased capacity, or we may incur additional unanticipated expenses to accommodate these capacity demands. In addition, we may lose valuable data, be unable to obtain or provide creative content on a timely basis or our network may temporarily shut down if we fail to adequately expand or maintain our network capabilities to meet future requirements. Any lapse in our ability to store or transmit data or any disruption in our network processing may damage our reputation and result in the loss of clients, and could have a material adverse effect on our business, results of operations or financial condition.

Failure to attract or retain qualified information technology staff may impair our ability to effectively compete.

Due to the nature of our business, we have significantly more complex technology requirements than most typical enterprises of a comparable size. We find ourselves competing for top information technology and software development talent against much larger technology companies that can offer significant career advantages, or technology startups that can offer significant compensation incentives. If we become unable to acquire or retain qualified information technology staff, this could have a material adverse effect on our business, results of operations or financial condition.

Our tax liabilities may be greater than anticipated.

The U.S. tax laws applicable to our business activities are subject to interpretation. We are subject to audit by the Internal Revenue Service and by taxing authorities of the state and local jurisdictions in which we operate. Our tax obligations are based in part on our corporate operating structure, including the manner in which we develop, value, and use our intellectual property, the jurisdictions in which we operate, how tax authorities assess revenue-based taxes such as sales and use taxes, the scope of our international operations and the value we ascribe to our intercompany transactions. Taxing authorities may challenge our tax positions and methodologies for valuing developed technology or intercompany arrangements, as well as our positions regarding the collection of sales and use taxes and the jurisdictions in which we are subject to taxes, which could expose us to additional taxes. Any adverse outcomes of such challenges to our tax positions could result in additional taxes for prior periods, interest and penalties, as well as higher future taxes. In addition, our future tax expense could increase as a result of changes in tax laws, regulations or accounting principles, or as a result of earning income in jurisdictions that have higher tax rates. An increase in our tax expense could have a negative effect on our business, results of operations or financial condition. Moreover, the determination of our provision for income taxes and other tax liabilities requires significant estimates and judgment by management, and the tax treatment of certain transactions is uncertain. Although we believe we will make reasonable estimates and judgments, the ultimate outcome of any particular issue may differ from the amounts previously recorded in our financial statements and any such occurrence could materially affect our financial position and results of operations.

Recent U.S. tax legislation may materially adversely affect our financial condition, results of operations and cash flows.

Recently enacted U.S. tax legislation has significantly changed the U.S. federal income taxation of U.S. corporations, including by reducing the U.S. corporate income tax rate, limiting interest deductions, permitting immediate expensing of certain capital expenditures, adopting elements of a territorial tax system, imposing a one-time transition tax (or “repatriation tax”) on all undistributed earnings and profits of certain U.S.-owned foreign corporations, revising the rules governing net operating losses and the rules governing foreign tax credits, and introducing new anti-base erosion provisions. Many of these changes are effective immediately, without any transition periods or grandfathering for existing transactions. The legislation is unclear in many respects and could be subject to potential amendments and technical corrections, as well as interpretations and implementing regulations by the U.S. Treasury and Internal Revenue Service, any of which could lessen or increase certain adverse impacts of the legislation. In addition, it is unclear how these U.S. federal income tax changes will affect state and local taxation, which often uses federal taxable income as a starting point for computing state and local tax liabilities. We continue to work with our tax advisors to determine the full impact that the recent tax legislation as a whole will have on us. We urge our investors to consult with their legal and tax advisors with respect to such legislation and the potential tax consequences of investing in our common stock.

Risks Related to this Offering and Ownership of Our Common Stock

The market price of our common stock may be volatile or may decline regardless of our operating performance.

The market price of our common stock can experience high levels of volatility. If you purchase shares of our common stock in this offering, you may not be able to resell those shares at or above the initial public offering price. Following the completion of this offering, the market price of our common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control and may not be related to our operating performance, including:

●	announcements of new advertising campaigns, client relationships, acquisitions or other events by us or our competitors;

●	price and volume fluctuations in the overall stock market from time to time;

●	volatility in the market price and trading volume of media companies in general and of companies in the advertising industry in particular;

●	fluctuations in the trading volume of our shares or the size of our public float;

●	actual or anticipated changes or fluctuations in our results of operations;

●	whether our results of operations meet the expectations of securities analysts or investors;

●	actual or anticipated changes in the expectations of investors or securities analysts;

●	litigation involving us, our industry, or both;

●	regulatory developments in the regions in which we operate;

●	general economic conditions and trends;

●	major catastrophic events;

●	lock-up releases or sales of large blocks of our common stock;

●	departures of key employees; or

●	an adverse impact on the company from any of the other risks cited herein.

If an active, liquid trading market for our common stock does not develop, you may not be able to sell your shares quickly or at or above the initial offering price.

There has not been a public market for our common stock. An active and liquid trading market for our common stock may not develop or be sustained following this offering. Given the small size of this offering, it may take some time for an active market to develop. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies by using our shares as consideration. You may not be able to sell your shares quickly or at or above the initial public offering price. The initial public offering price will be determined by negotiations with the representatives of the underwriters. This price may not be indicative of the price at which our common stock will trade after this offering, and our common stock could trade below the initial public offering price.

In addition, if the stock market for media companies, or the stock market generally, experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, results of operations or financial condition. The trading price of our common stock might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. Historically, stockholders have filed securities class action litigation against companies following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, and divert resources and the attention of management from our business, which could have a material adverse effect on our business, results of operations or financial condition.

Sales of substantial blocks of our common stock into the public market after this offering, including when the “lock-up” period ends, or the perception that such sales might occur, could cause the market price of our common stock to decline.

Sales of substantial blocks of our common stock into the public market after this offering, including when the “lock-up” or “market standoff” period ends, or the perception that such sales might occur, could cause the market price of our common stock to decline and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Based on the total number of outstanding shares of our common stock as of                 , 2019, upon completion of this offering, we will have                shares of common stock outstanding. All of the shares of common stock sold in this offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended, or the Securities Act, except for any shares held by our “affiliates” as defined in Rule 144 under the Securities Act.

Subject to exceptions described under the caption “Underwriting,” we, all of our directors and officers and substantially all of the holders of our capital stock and securities convertible into, or exchangeable for, our capital stock have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of common stock without the permission of Roth Capital Partners for a period of 180 days from the date of this prospectus. When the lock-up period expires, we, our directors and officers and locked-up stockholders will be able to sell shares into the public market.

The underwriters may, in their sole discretion, permit our directors and officers and locked-up stockholders to sell shares prior to the expiration of the restrictive provisions contained in the “lock-up” agreements with the underwriters.

Based on shares outstanding as of                 , 2019, holders of up to approximately    million shares, or                %, of our common stock after this offering (assuming no exercise of the underwriters’ option to purchase additional shares), will have rights to require us to file registration statements covering the sale of such shares or to include such shares in registration statements that we may file for ourselves or other stockholders. We also intend to register the offer and sale of all shares of common stock that we may issue under our equity compensation plans. The market price of our common stock could decline as a result of the sale of substantial blocks of our common stock into the public market after this offering, or the perception that such sales might occur.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $                 in net tangible book value per share from the price you paid, based on an assumed initial public offering price of $                 per share (which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus). In addition, new investors who purchase shares in this offering will contribute approximately                 % of the total amount of equity capital raised by us through the date of this offering, but will only own approximately                 % of the outstanding equity capital. The exercise of outstanding options or the exercise by the underwriters of the over-allotment option, will result in further dilution. In addition, if we raise additional funds by issuing equity securities or issue our equity securities in connection with acquisitions, our stockholders may experience further dilution. For a detailed description of the dilution that you will experience immediately after this offering, see “Dilution.”

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. Some of these provisions:

●	authorize our board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock and up to 100,000,000 shares of authorized common stock;

●	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

●	specify that special meetings of our stockholders can be called only by the chair of our board of directors or by the secretary upon the direction of our board of directors;

●

establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

●	establish a classified board of directors so that not all members of our board of directors are elected at one time;

●

require the approval of the holders of at least a majority of the voting power of all outstanding shares of voting stock in order for our stockholders to amend or repeal our amended and restated bylaws;

●	provide that our directors may be removed only for cause; and

●	provide that vacancies on our board of directors may, except as otherwise required by law, be filled only by a majority of directors then in office, even if less than a quorum.

In addition, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. Furthermore, our amended and restated certificate of incorporation and amended and restated bylaws that will go into effect prior to the closing of this offering specify that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for most legal actions involving actions brought against us by stockholders; provided that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. We believe this provision benefits us by providing increased consistency in the application of Delaware law by chancellors particularly experienced in resolving corporate disputes, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws to be inapplicable or unenforceable in such action.

These anti-takeover provisions and other provisions in our amended and restated certificate of incorporation and amended and restated bylaws that will go into effect prior to the closing of this offering could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause us to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation and amended and restated bylaws which will become effective prior to the closing of this offering will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the exclusive forum for the following civil actions:

●	any derivative action or proceeding brought on our behalf;

●	any action asserting a claim of breach of a fiduciary duty by any of our directors, officers or stockholders owed to us or our stockholders;

●	any action arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws; or

●	any action asserting a claim against us governed by the internal affairs doctrine.

Notwithstanding the foregoing, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction.

If any such action is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce such actions and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or stockholders, which may discourage such lawsuits against us and our directors, officers and stockholders. Alternatively, if a court were to find the choice of forum provision contained in our amended and restated certificate of incorporation and amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition or results of operations.

We have never paid cash dividends on our capital stock, and we do not anticipate paying cash dividends in the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. In addition, our credit facility restricts, and we may enter into credit agreements or other borrowing arrangements in the future that will restrict, our ability to declare or pay cash dividends on our common stock. We currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.

Our inability to raise additional capital on acceptable terms in the future may limit our ability to expand our operations.

If our available cash balances, net proceeds from this offering and anticipated cash flow from operations are insufficient to satisfy our liquidity requirements, including because of lower demand for our creative content as a result of other risks described in this “Risk Factors” section, we may seek to raise additional capital through equity offerings, debt financings, collaborations or licensing arrangements. We may also consider raising additional capital in the future to expand our business, pursue strategic investments, take advantage of financing opportunities, or other reasons. Additional funding may not be available to us on acceptable terms, or at all. If we raise funds by issuing equity securities, dilution to our stockholders could result. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. The terms of debt securities issued or borrowings could impose significant restrictions on our operations. The incurrence of indebtedness or the issuance of certain equity securities could result in increased fixed payment obligations and could also result in restrictive covenants, such as limitations on our ability to incur additional debt or issue additional equity and other operating restrictions that could adversely affect our ability to conduct our business and pursue acquisitions. In addition, the issuance of additional equity securities by us, or the possibility of such issuance, may cause the market price of our common stock to decline. If we do not have, or are not able to obtain, sufficient funds, we may have to delay strategic opportunities, investments or projects. If we are unable to raise adequate funds, we may have to liquidate some or all of our assets, or delay, reduce the scope of, or eliminate some or all of our creative work. Any of these actions could have a material adverse effect on our business, results of operations or financial condition.

Insiders will continue to have substantial control over our company after this offering which could limit your ability to influence the outcome of key decisions, including a change of control.

Our common stock has one vote per share. Insiders, including our executive officers, employees, and directors and their affiliates, will together hold approximately                % of the voting power of our outstanding capital stock following this offering (or                 % if the underwriters’ over-allotment option to purchase additional shares in this offering is exercised in full). As a result, our insiders will continue to control a majority of the combined voting power of our common stock and therefore be able to control all matters submitted to our stockholders for approval so long as their ownership of our common stock is at least 50%. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future. These stockholders will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. Their interests may differ from yours and they may vote in a manner that is adverse to your interests. This ownership concentration may deter, delay or prevent a change of control of our company, deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and may ultimately affect the market price of our common stock.

We have broad discretion in the use of net proceeds that we receive in this offering and we may not use them effectively.

We currently intend to use the net proceeds from this offering for working capital and other general corporate purposes. We may use a portion of such net proceeds to acquire complementary businesses or technologies. However, we do not have agreements or commitments for any acquisitions at this time. Our management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds from this offering. The failure by our management to apply these funds effectively could have a material adverse effect on our business, results of operations or financial condition.

The requirements of being a public company may strain our resources, divert our management’s attention and affect our ability to attract and retain qualified board members.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or Exchange Act, and will be required to comply with the applicable requirements of the Sarbanes-

Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of                 , and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. Among other things, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal control over financial reporting. Significant resources and management oversight will be required to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard. As a result, management’s attention may be diverted from other business concerns, which could harm our business, results of operations or financial condition. We expect to but have not yet hired additional employees to comply with these requirements and we may need to hire even more employees in the future than we currently anticipate, which will increase our costs and expenses. In addition, after we no longer qualify as an “emerging growth company” and a “smaller reporting company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.

We also expect to obtain director and officer liability insurance as a result of being a public company and these new rules and regulations. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage than that for a private company. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

If we fail to maintain or implement effective internal control, we may not be able to report financial results accurately or on a timely basis, or to detect fraud, which could have a material adverse effect on the per share price of our common stock.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures, and internal control over financial reporting. We expect to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. We also expect to improve our internal control over financial reporting. We anticipate that we will expend significant resources in order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls or our internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting could also adversely affect the results of management reports and independent registered public accounting firm audits of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures, and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the market price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on The Nasdaq Capital Market.

We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K. Our independent registered public accounting firm is not required to audit the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” or a “smaller reporting company” as defined in SEC rules. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating.

We are an “emerging growth company” and a “smaller reporting company” and we cannot be certain if the reduced disclosure requirements applicable to those companies will make our common stock less attractive to investors.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of exemptions from various requirements that are applicable to public companies that are not “emerging growth companies” including, not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions for so long as we are an “emerging growth company,” which will be until the earlier of (1) January 1, 2024, (2) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion, (3) the last day of a three-year period during which we have issued more than $1 billion in non-convertible debt and (4) the date on which we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act. Even after we no longer qualify as an “emerging growth company,” we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. Investors may find our common stock less attractive because we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. We currently intend to utilize the allowable extended transition period. However, if we chose to “opt out” of such extended transition period, we will be required to comply with new or revised accounting standards on the relevant dates adoption of such standards is required for non-emerging growth companies. A decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

If securities or industry analysts do not publish research or reports about our business, or publish inaccurate or unfavorable research reports about our business, our share price and trading volume could decline.

The trading market for our common stock will partially depend on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us should downgrade our shares or change their opinion of our business prospects, our share price would likely decline. If one or more of these analysts ceases coverage of our company or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance and expectations. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements because they contain words such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “could”, “intends”, “target”, “projects”, “contemplates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our future financial and results of operations;

●	our growth plans;

●	our business plan and our ability to effectively manage our growth;

●	our ability to attract and retain brands and advertising agencies;

●	the effects of increased competition in our market and our ability to compete effectively;

●	our plans to use the proceeds from this offering;

●	estimates of our expenses, future revenues, capital requirements, our needs for additional capital and our ability to obtain additional capital;

●	our ability to attract and retain qualified directors, employees and key personnel such as our founders while maintaining our corporate culture;

●	future acquisitions of or investments in complementary companies; and

●	the effects of trends on, and fluctuations in, our results of operations.

We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions and other factors described in the section captioned “Risk Factors” and elsewhere in this prospectus. These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Furthermore, new risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date of this prospectus or to conform such statements to actual results or revised expectations, except as required by law.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the common stock in this offering will be approximately $                million, based upon the assumed initial public offering price of $                 per share (which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus), after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters’ over-allotment option to purchase additional shares in this offering is exercised in full, we estimate that the net proceeds will be approximately $                 million, after deducting the underwriting discount and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price of $                per share would increase (decrease) the net proceeds that we receive from this offering by approximately $                million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) the net proceeds that we receive from this offering by approximately $                 million, assuming that the assumed initial public offering price remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our financial flexibility, create a public market for our common stock and to facilitate future access to the public equity markets for us and our stockholders. We currently intend to use the net proceeds from this offering for working capital and other general corporate purposes. We may use a portion of such net proceeds to acquire complementary businesses or technologies. However, we do not have agreements or commitments for any acquisitions at this time.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on our judgment regarding the application of the net proceeds from this offering. Pending the use of proceeds from this offering as described above, we intend to invest such net proceeds in short-term and long-term interest-bearing obligations, including government and investment-grade debt securities and money market funds.

DIVIDEND POLICY

PCI Media, Inc. has never declared or paid cash dividends on its capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends in the foreseeable future. Any determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors considers relevant. In addition, the terms of our credit facility contain restrictions on our ability to pay dividends. For further information regarding our credit facility, see the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility,” “Risk Factors—Risks Related to Our Business and Industry—Our credit facility imposes significant limitations on our business operations,” and the notes to our audited consolidated financial statements in this prospectus.

CAPITALIZATION

The following table sets forth cash, as well as our capitalization, as of September 30, 2018:

●	on an actual basis;

●

on a pro forma basis to give effect to (i) the completion of the Contribution Transaction, and (ii) the filing and effectiveness of our amended and restated certificate of incorporation prior to the consummation of this offering; and

●

on a pro forma as adjusted basis to give further effect to the issuance and sale by us of                  shares of common stock in this offering, and the receipt of the net proceeds from our sale of these shares at an assumed initial public offering price of common stock of $                 per share, the midpoint of the price range on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us.

You should read this information together with the information provided under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Summary Financial Data” as well as our consolidated financial statements and the related notes, appearing elsewhere in this prospectus.

	As of September 30, 2018
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands, except share and per share data)
Cash	$3,319	$	$

Total Long-term debt	$5,146	$	$
Stockholders’/members’ equity:
Members’ equity	2,284
Preferred stock, $0.001 par value; no shares authorized, issued and outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—
Common stock, $0.001 par value; 1,000 shares authorized, 1 share issued and outstanding, actual; 100,000,000 shares authorized, shares issued and outstanding, pro forma; 100,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	—
Additional paid-in capital
Accumulated other comprehensive loss	(152)
Total stockholders’/members’ equity	2,132

Total capitalization	$10,597	$	$

(1)

A $1.00 increase (decrease) in the assumed initial public offering price of our common stock of $                per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of cash, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $                million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) the pro forma as adjusted amount of cash, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $                million, assuming that the assumed initial public offering price remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

The pro forma column in the table above assumes the issuance of                  shares of our common stock in the Contribution Transaction based upon an initial public offering price of $             per share (which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus). A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) the number of shares of our common stock we estimate that we will issue in the Contribution Transaction by                 . Assuming that the initial public offering price remains the same, an increase (or decrease) in the number of shares offered by us in this offering would not increase (or decrease) the number of shares we will issue in the Contribution Transaction.

The pro forma as adjusted column in the table above excludes, as of September 30, 2018,

●	shares of common stock reserved for future grant or issuance under our 2019 Plan, which will become effective in connection with the completion of this offering; and

●	any exercise of the underwriters’ over-allotment option to purchase additional shares.

DILUTION

If you invest in our common stock in this offering, your interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock after this offering. As of September 30, 2018, we had a historical net tangible book value of $1.9 million. Our net tangible book value represents total tangible assets less total liabilities. Our pro forma net tangible book value at September 30, 2018, before giving effect to this offering, was $                million, or $                 per share of our common stock. Pro forma net tangible book value, before the issuance and sale of shares in this offering, gives effect to:

●	the Contribution Transaction; and

●	the filing and effectiveness of our amended and restated certificate of incorporation prior to the consummation of this offering.

We estimate that we will issue                  shares of our common stock in the Contribution Transaction based upon an initial public offering price of $             per share (which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus). A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) the number of shares of our common stock we estimate that we will issue in the Contribution Transaction by                 . Assuming that the initial public offering price remains the same, an increase (or decrease) in the number of shares offered by us in this offering would not increase (or decrease) the number of shares we will issue in the Contribution Transaction.

After giving further effect to the sale of                  shares of common stock in this offering at an assumed initial public offering price of $                 per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at September 30, 2018 would have been approximately $                million, or $                 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $                 per share to existing stockholders and an immediate dilution of $                 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of September 30, 2018	$
Increase in pro forma net tangible book value per share attributable to investors purchasing shares in this offering

Pro forma as adjusted net tangible book value per share

Dilution in pro forma as adjusted net tangible book value per share to investors in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of common stock of $                 per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease), our pro forma as adjusted net tangible book value per share after this offering by $                , and would increase (decrease) dilution per share to new investors in this offering by $                , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by approximately $                 per share and decrease (increase) the dilution to new investors by approximately $                 per share, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discount and estimated offering expenses payable by us.

If the underwriters fully exercise their option to purchase additional shares and all such shares are sold by us, our pro forma as adjusted net tangible book value after this offering would increase to approximately $                 per share, the dilution to investors in this offering would be approximately $                 per share.

The following table shows, as of September 30, 2018, on a pro forma as adjusted basis, after giving effect to the pro forma adjustments described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering at an assumed initial public offering price of $                 per share, before deducting the underwriting discount and estimated offering expenses payable by us (in thousands, except per share amounts and percentages):

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors							$

Total		100%			$100%

A $1.00 increase (decrease) in the assumed initial public offering price of $                per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors and total consideration paid by all stockholders by approximately $                million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) the total consideration paid by new investors and total consideration paid by all stockholders by approximately $             million, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discount and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) the number of shares of our common stock issued to existing stockholders but would not increase the total consideration paid by them in the Contribution Transaction. Assuming that the initial public offering price remains the same, an increase (or decrease) in the number of shares offered by us in this offering would not increase (or decrease) the number of shares we will issue to existing stockholders in the Contribution Transaction.

The above table and discussion includes                  shares of common stock outstanding as of September 30, 2018, after giving effect to the pro forma adjustments described above, and excludes, as of September 30, 2018:

●	shares of common stock reserved for future grant or issuance under our 2019 Plan, which will become effective in connection with the completion of this offering; and

●	any exercise of the underwriters’ over-allotment option to purchase additional shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors.”

Company Overview

We are a media company that creates innovative and award-winning content for our customers which include some of the world’s most well-known brands. We create content for commercials, television series, digital and social media, experiential and influencer platforms and virtual reality (VR) and augmented reality (AR) experiences. We believe our content is highly creative, engages large audiences and influences their behavior. Our work has generated billions of views and impressions on digital platforms and has reached television audiences in over two hundred countries. Our commercial content is broadcasted regularly during the world’s largest televised events, including the Olympic Games, the World Cup and the Super Bowl.

Factors Affecting Our Operating Results

Various factors are expected to continue to affect our future results of operations, including the following:

Quarterly Fluctuations in Revenues.    Our revenues, cash flows from operations, operating results and other key operating and financial measures may vary from quarter to quarter due to production schedules and project volume. We have limited control over the timing and mix of individual projects which could result in material fluctuations of our revenues, cash flows from operations, operating results and other key operating and financial measures from period to period.

Public Company Expenses.    Following the completion of this offering, we expect to incur additional professional fees and other expenses as a result of being a public company. We expect such costs will be significant and will adversely impact our results of operations and cash flows. In addition, we expect to increase our staff as our operations grow and as we integrate potential future acquisitions. We intend to invest appropriate resources to properly manage our business, and this investment will likely result in future increases in general and administrative expenses.

Acquisitions.    One of our business strategies is to pursue acquisitions in related businesses. We may pursue acquisitions of additional businesses that provide services within our current core product offerings, extend our geographic reach and expand our product offerings. If completed, acquisitions could have significant effects on our business, financial condition and results of operations. We cannot assure you that we will enter into any definitive acquisition agreements on satisfactory terms, or at all. Costs associated with potential acquisitions are expensed as incurred, and could be significant.

Components of Our Financial Performance

In assessing the financial performance of our business, we consider various financial and operating metrics, including the following:

Revenues.    We derive our revenues from a broad number of customers and projects. Most commonly, our customers are advertising agencies that are the contracting agency on behalf of brands. We might service a number of different brands through a single customer, nonetheless, no single customer will typically generate more than 20% of our revenues in any given year. Projects usually extend over three or four months but can be as short as a few weeks and no project to date has been longer than eight months, with the exception of branded entertainment. When we enter into contracts, we believe we can reasonably project the timing of its revenues, costs and cash flows.

We control the timing and mix of individual projects as they are in production; however, we do not have extended visibility into future projects as clients’ campaigns and needs can change dramatically due to market conditions and marketing strategies. This dynamic leads to management’s limited ability to accurately project revenues and expenses from future projects.

We recognize revenues using the percentage-of-completion method of accounting in accordance with GAAP which provides for the recognition of revenue when (1) persuasive evidence of a final agreement exists, (2) delivery has occurred or services have been rendered, (3) the selling price is fixed or determinable, and (4) collectability is reasonably assured. Accordingly, earnings are recognized on a contract-by-contract basis in the ratio that actual costs incurred bear to total estimated costs, as determined by management (the cost-to-cost method). Using the cost-to-cost method, revenues are recorded at amounts equal to the ratio of actual cumulative costs incurred divided by total estimated costs, multiplied by the total estimated contract revenue, less accumulated revenue recognized in prior periods. Adjustments to cost estimates are made periodically, based upon the specific circumstances affecting each contract in progress. Losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined.

Our backlog for awarded projects at December 31, 2017 and 2016 was approximately $4.3 million and $4.6 million, respectively. Backlog refers to projects for which the client has requested work and we have entered into a contract but which has not yet been completed. Such contracts are cancellable but there are penalty provisions associated with such cancellations. All of our backlog as of December 31, 2017 is expected to be completed in 2018 due to the short-term nature of the projects.

Cost of Revenues.    Cost of revenues includes all labor and related benefits, subcontractors, software maintenance and other direct costs related to contract performance such as equipment rental, travel, supplies and other production costs. Also included in cost of revenues are occupancy costs and depreciation. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses include expenses related to administration employees, sales personnel, software engineers and other technical support personnel, expendable computer software and equipment, professional fees, facilities expenses and other operating expenses not directly related and/or allocable to projects. Additionally, we utilize external sales personnel that are paid commissions based on projects they secure.

Interest Income (Expense).    Our interest income consists of interest earned on our cash and cash equivalents. Interest expense consists of interest incurred on the outstanding balance under our credit facility with our financial institution as well as interest on a note payable to a former executive relating to the repurchase of his member interests.

Results of Operations

The following table sets forth certain information regarding our consolidated results of operations for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
	2018	2017	2017	2016
	(unaudited)
	(in thousands)
Net sales	$43,051	$46,302	$61,962	$62,863
Cost of sales	34,084	33,928	45,273	45,895

Gross profit	8,967	12,374	16,690	16,968
Selling, general and administrative expenses	10,850	12,098	16,184	17,849

Operating income (loss)	(1,883)	276	505	(881)

Other income (expense):
Interest income	22	7	7	2
Interest expense	(115)	(114)	(161)	(183)
Other expense	(43)	(96)	(137)	(181)

	(136)	(203)	(291)	(362)

Income (loss) before income tax benefit (expense)	(2,019)	73	215	(1,243)
Income tax benefit (expense)	114	(19)	(17)	71

Income (loss) before income from equity method investment	(1,905)	54	198	(1,172)
Income from equity method investment	133	-	-	-

Net income (loss)	$(1,772)	$54	$198	$(1,172)
Other comprehensive income:
Foreign currency translation gain (loss)	(1)	4	18	38

Comprehensive income (loss)	$(1,773)	$58	$216	$(1,134)

Comparison of Nine Months Ended September 30, 2018 and Nine Months Ended September 30, 2017

Net sales.    Net sales declined $3.3 million, or 7.0%, from $46.3 million for the nine months ended September 30, 2017 to $43.1 million for the nine months ended September 30, 2018. The decrease was primarily attributable to a reduction in our animation and live action revenues that was partially offset by an increase in our production services revenue. The reduction in animation and live action revenues and the increase in production services revenue were the result of normal variation in sales volume across our customer base.

Cost of sales.    Cost of sales was approximately flat at $34.1 million for the nine months ended September 30, 2018 compared to $33.9 million for the nine months ended September 30, 2017.

Gross profit declined from $12.4 million for the nine months ended September 30, 2017 to $9.0 million for the nine months ended September 30, 2018. The decline in gross profit was a result of the decline in revenues coupled with the decline in gross margin.

Gross margin decreased approximately 5.9% from 26.7% for the nine months ended September 30, 2017 to 20.8% for the same period in 2018. The decrease in gross margin was primarily attributable to a decline in our animation product offering gross margin. The decline in animation product offering gross margin year-over-year was the result of variation in the mix of our projects. In the ordinary course of business, there is normal variability in the gross margin from project to project.

Selling, general and administrative expenses.    Selling, general and administrative expenses declined approximately $1.3 million, or 10.3%, from $12.1 million for the nine months ended September 30, 2017 to $10.8 million for the same period ended in 2018. The decrease was primarily attributable to reductions in staff costs, leasehold amortization, sales commissions and occupancy costs, partially offset by increases in professional fees related to this offering.

Net interest expense.    Net interest expense was approximately flat at $0.1 million for the nine months ended September 30, 2018 and 2017.

Comparison of Year Ended December 31, 2017 and Year Ended December 31, 2016

Net sales.    Net sales declined $0.9 million, or 1.4%, from $62.9 million for the year ended December 31, 2016 to $62.0 million for the year ended December 31, 2017. The decrease was primarily attributable to a $1.2 million reduction in our episodic and film visual effects revenues as we ceased this product offering during 2016. In addition, during 2016, we ceased our “Persuade Content” live-action product offering which generated approximately $0.8 million of revenue in 2016. These decreases in revenues were partially offset by revenue increases in our Psyop product offerings of $1.0 million coupled with revenues of approximately $0.1 million from our Content & Co product offering, which we acquired in 2017.

Cost of sales.    Cost of sales was approximately flat at $45.9 million for the year ended December 31, 2016 compared to $45.3 million for the year ended December 31, 2017. Similarly, gross profit was approximately flat at $17.0 million for the year ended December 31, 2016 compared to $16.7 million for the year ended December 31, 2017. Gross margin decreased from 27.0% in 2016 to 26.9% in 2017. The decrease in gross margin was primarily attributable to a decline in gross margin of approximately 3% in our Psyop product offerings, partially offset by the positive margin impact achieved through the cessation of the Persuade Content, visual effects and games product offerings which had very low margins in the prior year.

Selling, general and administrative expenses.    Selling, general and administrative expenses declined $1.7 million, or 9.3%, from $17.8 million for the year ended December 31, 2016 to $16.2 million for the year ended December 31, 2017. Of the decline, $1.2 million was attributable to the cessation of the Persuade Content, visual effects and games product offerings. The remaining decrease of $0.5 million was primarily attributable to reductions in travel, meals and entertainment, professional fees, depreciation and office supplies, partially offset by increases in sales commissions and occupancy expenses.

Net interest expense.    Net interest expense was approximately flat at $0.2 million for the years ended December 31, 2017 and 2016.

Liquidity and Capital Resources

Our principal sources of liquidity at September 30, 2018 consisted of cash and cash equivalents of approximately $3.1 million and accounts receivable of approximately $5.5 million.

Historically, we financed our operations primarily through cash from operations and cash on hand. Because our cash flow from operations generally has been sufficient to operate our business, we have historically funded our operations without significant reliance on borrowings. We have relied on borrowings for facility buildouts and our growth and expansion opportunities.

As discussed above, we derive a substantial amount of our revenues from a diverse and changing group of advertising agencies who engage us on a project-by-project basis. Advance payments on these commercial projects help fund our operations, but may fluctuate significantly from quarter-to-quarter depending on production schedules and project volume. Thus, we have limited visibility into our future cash flows beyond contracts that have been signed and are in process. We have little control over the timing and mix of individual projects, which limits our ability to predict our future operations and related cash flows.

Historically, our primary cash expenditures have been dedicated to the payment of salaries and wages to our employees and to our freelancers. Other areas that require significant portions of our expenditures are commissions paid to sales representatives, occupancy costs and expenditures on technological equipment.

We do not expect to make significant internal investments in property and equipment over the next three years outside of the normal maintenance required to refresh our production pipeline.

In April 2017, we purchased 85,000 Class B-2 units from our former Chief Operating Officer for $1.2 million which is being paid in four equal annual installments of $300,000 beginning March 15, 2018 and ending of March 15, 2021.

In May 2017, we purchased 225,000 Class B-1 units from an entity owned by our former Chief Executive Officer for $3.5 million, which is being paid as follows: $500,000 in May 2017; $500,000 in March 2018; $750,000 in March 2019; $750,000 in March 2020; and $1.0 million in March 2021. The unpaid amount of these payment obligations bear interest at a rate of 3% per annum.

In April 2018, we acquired a 40% interest in Broken Bone Club Limited, a private limited company incorporated in England and Wales for 1.25 million Great Britain Pounds (“GBP”) (or USD $1.8 million). We paid 250,000 GBP (or approximately USD $355,000) at the closing of the transaction and are required to pay the remaining 1 million GBP (or USD $1.4 million) in 48 equal monthly installments, with unpaid amounts bearing interest at 3% per annum, starting from May 10, 2018. Broken Bone Club Limited is a holding company, the sole assets of which consist of shares of Golden Wolf Ltd and Golden Wolf, Inc. (collectively, “Golden Wolf”). Golden Wolf is an award-winning animation and video production company based in London that creates content targeted at millennial audiences. We acquired an interest in Broken Bone Club Limited because we believe Golden Wolf’s business strategically complements our core business and the acquisition allows for the expansion of our product offerings into the London market.

Our future capital requirements will depend on many factors, including our rate of sales growth. Although we currently are not a party to any agreement or letter of intent with respect to potential material investments in, or acquisitions of, complementary businesses, services or technologies, we may enter into these type of arrangements in the future, which could also require us to seek additional equity or debt financing. Such additional funds may not be available on terms favorable to us or at all. Debt financing, if obtained, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt and issuing shares of our common stock, and could increase our expenses and require that our assets secure such debt. Equity financing, if obtained, could result in dilution to our then existing stockholders and/or require such stockholders to waive certain rights and preferences.

We intend to use the net proceeds of this offering for working capital and other general corporate purposes. We may use a portion of the net proceeds to acquire complementary businesses or technologies. We believe that our cash flow from operations and net proceeds from this offering will be sufficient to fund our projected operating requirements for at least the next twelve months.

Selected Cash Flow Data

Net cash provided by operating activities was $0.0 million for the nine months ended September 30, 2018. This was primarily attributable to depreciation and amortization expense of $1.0 million, an increase in accounts payable and other current liabilities of $0.7 million, an increase in billings in excess of costs and estimated earnings on uncompleted contracts of $0.7 million and an increase of $0.5 million in other long-term liabilities. This was partially offset by a net loss of $1.8 million and an increase in costs and estimated earnings in excess of billings on uncompleted contracts of $0.8 million.

Net cash used in operating activities was $2.4 million for the nine months ended September 30, 2017. This was primarily attributable to an increase in accounts receivable of $4.4 million, an increase in costs and estimated earnings in excess of billings on uncompleted contracts of $1.5 million, partially offset by an increase in billings in excess of costs and estimated earnings on uncompleted contracts of $1.4 million, depreciation and amortization of $1.3 million and a decrease in prepaid expenses and other assets of $0.4 million.

Net cash used in investing activities was $0.6 million for the nine months ended September 30, 2018 and consisted of $0.5 million paid during the year for the investment in Golden Wolf. The remaining $0.1 million was spend on capital expenditures.

Net cash used in investing activities was $0.6 million for the nine months ended September 30, 2017 and consisted of $0.3 million of capital expenditures and $0.3 related to the purchase of an intangible asset.

Net cash used in financing activities was $2.3 million for the nine months ended September 30, 2018 which consisted of $0.8 million of principal payments of bank notes payable, $0.8 million for the repurchase of membership units described above and $0.7 million of distributions to equity holders.

Net cash used in financing activities was $1.5 million for the nine months ended September 30, 2017 which consisted of $1.0 million of principal payments of bank notes payable and $0.5 million for the repurchase of membership units described above.

Net cash provided by operating activities was $0.4 million for the year ended December 31, 2017. This was primarily attributable to net income of $0.2 million, depreciation and amortization of $1.7 million, an increase in accounts payable and other current liabilities of $0.6 million, an increase in deferred rent of $0.3 million and a decrease in prepaid expenses and other assets of $0.3 million. This was partially offset by an increases in accounts receivable of $2.1 million and costs and estimated earnings in excess of billings on uncompleted contracts of $0.5 million.

Net cash provided by operating activities was $1.0 million for the year ended December 31, 2016. This was primarily attributable to a decrease in accounts receivable of $3.2 million, depreciation and amortization of $2.1 million and a decrease in prepaid expenses and other assets of $0.4 million, partially offset by a net loss of $1.2 million and a decrease in accounts payable and other current liabilities of $3.5 million.

Net cash used in investing activities was $0.6 million for the year ended December 31, 2017 which consisted of $0.3 million of capital expenditures and $0.3 related to the purchase of an intangible asset.

Net cash used in investing activities was $1.6 million for the year ended December 31, 2016 which consisted of capital expenditures.

Net cash used in financing activities was $1.8 million for the year ended December 31, 2017 which consisted of $1.3 million of principal payments of bank notes payable and $0.5 million for the repurchase of membership units described above.

Net cash used in financing activities was $2.2 million for the year ended December 31, 2016 which consisted of $1.1 million of principal payments of bank notes payable and $1.1 million of distributions to equity holders.

Credit Facility

We maintain a credit facility with Bridgehampton National Bank. The credit facility currently consists of one term loan (Term Loan C) with an original aggregate principal amount of $3.0 million, a line of credit in the amount of $3.0 million and a letter of credit facility in the amount of $2.0 million for the issuance of standby letters of credit.

Term Loan B in the original amount of $1.0 matured in March 2018 and bore interest at 5.75% per annum and was payable in 60 consecutive equal monthly installments of principal and interest in the amount of $18,836.

Term Loan C in the amount of $3.0 million matures April 2019 and is payable in 36 consecutive equal monthly installments of principal and interest in the amount of $88,838 and bears interest at 4.5% per annum. At September 30, 2018, the balance outstanding under Term Loan C was $0.6 million.

The line of credit matures on June 30 of each year and bears interest at a rate per annum equal to the greater of (i) the prime rate plus 1.0% or (ii) 4.5%. At December 31, 2017, no amounts were outstanding under the line of credit.

At September 30, 2018, two standby letters of credit were outstanding under our credit facility in the aggregate amount of $1.1 million, which have been issued to our landlords for two of our leased facilities.

The credit facility is guaranteed by our domestic operating subsidiaries. The credit facility is collateralized by all our and the guarantor subsidiaries’ assets. As of December 31, 2017, the credit facility required us to comply with the following financial covenants: (a) a debt service coverage ratio of at least 1.50 to 1.00; and (b) a debt to equity ratio of not more than 2.00 to 1.00. As of December 31, 2016, we were in violation of the debt service coverage ratio covenant, and we subsequently received a waiver from the lender for such violation. As of December 31, 2017, our debt service coverage ratio was 1.51 to 1.00 and our debt to equity ratio was 0.31 to 1.00. On May 31, 2018, the credit facility was amended to reduce the debt service coverage ratio from 1.50 to 1.00 to 1.25 to 1.00. Additionally, cash distributions paid to Psyop Media Company, LLC’s members in any fiscal year cannot exceed the operating cash flow generated in the immediately preceding fiscal year. Based on our financial performance through September 30, 2018, we do not expect to be in compliance with the covenants under the credit facility as of December 31, 2018. We expect to receive a waiver from the lender for such non-compliance. However, in the event we do not, the lender will have the right to accelerate the balance of the loans outstanding under the credit facility and to prohibit further borrowings under the credit facility.

Off-Balance Sheet Transactions

As of December 31, 2017, we did not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of these financial statements requires estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances. However, estimates inherently relate to matters that are uncertain at the time the estimates are made, and are based upon information then presently available. Actual results may differ significantly from these estimates under different assumptions or conditions.

Revenue Recognition

We recognize revenues using the percentage-of-completion method of accounting in accordance with GAAP which provides for the recognition of revenue when (1) persuasive evidence of a final agreement exists, (2) delivery has occurred or services have been rendered, (3) the selling price is fixed or determinable, and (4) collectability is reasonably assured. Accordingly, earnings are recognized on a contract-by-contract basis in the ratio that actual costs incurred bear to total estimated costs, as determined by management. Adjustments to cost estimates are made periodically, based upon the specific circumstances affecting each contract in progress. Losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined.

The aggregate of costs incurred and earnings recognized on uncompleted contracts in excess of related billings is shown as a current asset, and the aggregate of billings on uncompleted contracts in excess of related costs incurred and earnings recognized is shown as a current liability.

Cost Recognition

Contract costs include all labor, subcontractors and other direct costs related to contract performance such as equipment rental, supplies and other production costs. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Accounts Receivable

We carry our accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, management evaluates our accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. Accounts are written off once management has determined the balances will not be collected. Specific allowances for doubtful accounts in the amounts of $26,113 and $26,113 were recorded for customers’ balances at December 31, 2017 and 2016, respectively.

Income Taxes

Psyop is a limited liability company and treated as a partnership for income tax purposes. As such, income or loss of Psyop, in general, is allocated to its members for inclusion in their personal income tax return. We conduct business in New York City and are subject to New York City Unincorporated Business tax.

We comply with GAAP, which requires an asset and liability approach to financial reporting of income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

In accordance with GAAP, we are required to determine whether a tax position is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in us recording a tax liability that would reduce members’ equity. We are subject to potential examination by jurisdiction authorities in the areas of income taxes for all periods subsequent to 2012. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with tax laws. Management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, permits an “emerging growth company”, which we are, to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We are taking advantage of this exemption and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Recently Issued Accounting Pronouncements

See Note 2 to our consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements as of the date of this prospectus.

BUSINESS

We are a media company that creates innovative and award-winning content for some of the world’s most well-known brands. We create content for commercials, television series, digital and social media, experiential and influencer platforms and virtual reality (VR) and augmented reality (AR) experiences. We believe our content is highly creative, engages large audiences and influences their behavior. Our work has generated billions of views and impressions on digital platforms and has reached television audiences in over two hundred countries. Our commercial content is broadcasted regularly during the world’s largest televised events, including the Olympic Games®, the World Cup® and the Super Bowl®.

Our Business

We create content for distribution across all major platforms through Psyop and Content & Co, which are wholly-owned subsidiaries, and Golden Wolf, of which we have a 40% ownership interest.

Psyop:    Pysop is a story- and design-led, full-service production company that partners with advertising agencies and brands. Psyop primarily specializes in the creation of animated commercials, including animation integrated with live action, or mixed media productions. Psyop presently generates substantially all of our revenues.

Golden Wolf:    In early 2018, we acquired a minority stake in Golden Wolf. Golden Wolf is an award-winning animation and video production company based in London that creates content targeted at millennial audiences. We represent and work with Golden Wolf on select projects where our clients have prioritized reaching millennial audiences.

Content & Co:    Content & Co, which we acquired in 2017, develops, produces and distributes original short- and long-form content for brands. Content & Co operates as a turnkey studio that offers access to top writers, directors and showrunners. Although our revenues from Content & Co. have not been material to date, we believe that Content & Co will become an increasingly larger portion of our revenues as we seek to grow our business.

Our Customers

Over the past 18 years, we believe we have consistently delivered iconic and effective content for blue-chip brands. Our customers include many blue-chip brands such as Coca-Cola, Google and Microsoft. We have produced content for brands across major industry groups including: automotive; consumer products; technology; games; food; beverage; footwear; apparel; media; telecom; finance; hospitality; and energy. We have produced commercial content, which has been broadcast during some of the world’s largest televised events including the Super Bowl, the Winter Olympics and the World Cup.

The following is a list of selected brands for which we have created content:

Automotive Consumer Packaged Goods Technology & Games Food & Beverage Footwear & Apparel Media & Telecom Other

Trademarks shown in this prospectus are the property of the owners thereof.

We have partnered with major advertising companies to deliver content to brands, including: Barton F. Graf LLC; Argonaut Inc.; McCann Worldgroup, Inc.; Rubin Postaer & Associates, Inc.; Leo Burnett Company, Inc.; DDB Worldwide Communications Group, Inc.; 72andSunny Partners LLC; Wieden+Kennedy, Inc.; Ogilvy & Mather International Inc.; J. Walter Thompson Worldwide; and Saatchi & Saatchi Advertising Group, Inc.

For the year ended December 31, 2017, Barton F. Graf LLC and Argonaut Inc. accounted for 18% and 13% of our revenues, respectively. For the year ended December 31, 2016, Barton F. Graf LLC and Argonaut Inc. accounted for 13% and 14% of our revenues, respectively.

Accolades

We have won numerous awards and accolades for our creative work. Our awards and accolades include:

●	ADDY Awards – American Advertising Awards (2014; 2016; 2017)

●	AICP Awards (2007; 2008; 2009; 2011; 2012; 2013; 2014)

●	Annie Awards (2016)

●	Cannes Lions (2007; 2009)

●	Clio Awards (2007; 2011; 2012; 2013; 2016; 2017)

●	D&AD Awards (2002; 2003; 2006; 2007; 2011; 2012; 2015)

●	Effie Awards (2012; 2014)

●	Emmy Award (2009; 2010; 2013 (nomination))

●	FWA Awards (2013; 2015)

●	Game Marketing Awards (2013; 2016)

●	London International Awards (2010; 2011)

●	One Show Awards (2007; 2009)

●	Spike Awards (2012)

●	Shots Awards (2015)

●	Sundance Film Festival (2008)

●	Webby Awards (2014)

In addition, in 2014, Advertising Age, an industry trade publication, recognized the original content web series Content & Co created for Subway Restaurants as the Small Agency Integrated Campaign of the Year. In 2015, Advertising Age stated that, “Psyop easily could be dubbed the Pixar of the spots [commercial] world, given its reputation as the go-to shop for top notch animation and design.”

Primary Product Offerings

Commercial content:    The creation of commercial content comprises substantially all of our business. We produce animated television commercials, including animated and computer graphics (CG) content. We also produce live action and mixed media commercials. Our commercials can be viewed on television as well as through digital and other platforms. We presently generate substantially all of our revenues from the production of commercial content. We believe we have a long-standing reputation in the global advertising industry for producing visually compelling messages that engage and entertain consumers.

Branded entertainment:    Through Content & Co., we create, develop, produce and distribute for our brand clients original short- and long-form content in which our client’s brands are integrated into the content. The content we create can be used on television, digital and social media, experiential platforms (which are event-based advertising where consumers interact with the activities centering around brands) and influencer platforms (which are advertising that focuses marketing activities primarily around popular social media personalities). When we produce branded short- and long-form content, we retain the copyright of that content. This allows us to license portions of the same content to other platforms to create additional revenue streams. We have created more than 20 premium branded scripted and reality series that have been distributed in North America and Europe. For example, we created The 4 to 9ers, an original scripted web series comedy which we licensed to Subway for use on their channels (YouTube, Facebook and Twitter), licensed to Hulu under a revenue sharing agreement and licensed for mobile use to Telephonica in Spain under a revenue sharing agreement.

VR and AR:    We produce VR and AR live action, animation and mixed media content. We believe that VR and AR experiences enable brands to actively engage audiences with their content. We create VR experiences that can be used on many commercially available VR platforms, such as Samsung VR Gear, Google Daydream, Playstation VR and Oculus Home for Rift. Our VR and AR capabilities allow us to generate new revenue streams by producing new products for existing clients. For example, in 2014, we created two short films for Samsung Electronics Co., Ltd. We used content from these films to create the first fully-3D pre-rendered (non-interactive) VR experience for the 2014 World Cup. We also created an interactive VR experience called Kismet that can be used on multiple platforms. This work allowed us to showcase our capabilities and generated new VR work from existing clients.

Selected Work

Commercials

Animation

Company:	Supercell Oy (Tencent Games)
Brand:	Clash of Clans and Clash Royale Mobile Games
Work:	Animated Commercials

Company:	Cricket Wireless, LLC (AT&T Inc.)
Brand:	Cricket Wireless
Work:	Animated Commercials

Company:	The Coca-Cola Company
Brand:	Coke
Work:	Animated Commercials

Company:	The Coca-Cola Company
Brand:	Fanta
Work:	Animated Commercials

Live Action

Company:	Samsung Electronics Co., Ltd.
Brand:	Samsung
Project Title:	Breaking Out
Work:	Live-Action Commercial

Digital / Social

Company:	Ubisoft Entertainment SA
Brand:	Assassin’s Creed
Project Title:	Tales from the Tomb
Work:	Spots for Digital, Over-the-Top Media and Linear Platforms

Video Game Cinematics

Company:	Microsoft Studios (Microsoft Corporation)
Brand:	RECORE
Project Title:	RECORE Launch Trailer
Work:	Release Trailer for Video Game

Experiential

Company:	Ad Council
Campaign:	Family & Community for Diversity & Inclusion Awareness
Project Title:	Love Has No Labels
Work:	Video Using Real-Time X-Ray / Motion Capture Sensor Technology on 10x10 Screen

Mobile Gaming

Company:	Bush Brothers & Company
Brand:	Bush’s Beans
Project Title:	Bean Dash Mobile Game
Work:	Arcade Game for Linear, Digital and Social Media and iOS and Android Platforms

Virtual Reality / Mixed Media

Company:	Honda Motor Company, Ltd.
Brand:	Honda
Project Title:	Candy Cane Lane, Get Well Card VR Experience
Work:	Interactive VR Experiences

Augmented Reality

Company:	Supercell Oy (Tencent Games)
Brand:	Clash of Clans and Clash Royale Mobile Games
Project Title:	Clash Builder and Clash Royale King AR Experience
Work:	AR Campaign on Facebook Messenger

Branded Entertainment

Commercial Animation

Company:	Fiat Chrysler Automobiles N.V.
Brand:	Ram Trucks
Work:	Live-Action Commercials

National Television / Over-the-Top Media

Company:	Airbnb
Brand:	Airbnb
Work:	Animated Commercial

Influencer

Company:	Subway Restaurants
Brand:	Subway
Project Title:	Summer with Cimorelli
Work:	Original Short-Form Web Series

Web Series

Company:	Subway Restaurants
Brand:	Subway
Project Title:	The 4-to-9ers
Work:	Original Short-Form Scripted Hulu Spotlight Web Series

TV Series

Company:	Edgewell Personal Care Company
Brand:	Schick Razors
Project Title:	Clean Break
Work:	Multi-Channel Series

Virtual Reality

Company:	Psyop Media Company, LLC
Brand:	Kismet
Work:	Daily VR Experience

Web Series

Company:	Psyop Media Company, LLC
Brand:	Grandma’s Kats Are Trying to Kill Her
Work:	Original, Scripted, Short-Form Animated Series

Our Competitive Strengths

We believe that our competitive strengths include:

Excellent reputation:    Over the past 18 years, we believe we have earned an excellent reputation for our creative ability, innovation, execution and on-time delivery of complex and challenging media content. Our track record has created consistent demand for our services from leading advertising agencies and global brands.

Our creative storytelling capabilities:    We believe our creative content turns ideas into visual, relatable stories that resonate with consumers and influences their behavior. We believe that our years of experience and access to creative talent allow us to tell compelling stories whether in six seconds or 22 minutes. We believe many of our clients have repeatedly engaged us to create content to target audiences because of our demonstrated strength in storytelling.

Diverse, creative talent base:    We employ or represent over 20 directors and over 80 designers, technical directors and other artists who we believe deliver a unique combination of creative direction (character, world and story development) and execution (unique and high quality imagery and related production content). Our corporate culture is designed to breed a collaborative effort and multidisciplinary approach among our directors, designers and visual effects artists that enables us to deliver award-winning quality work in a timely manner. We believe our innovative and creative work facilitates our ability to recruit and retain exceptional talent.

Strong relationships with advertising agencies and brands:    We have produced highly successful and creative advertising campaigns for global brands which we believe have allowed us to develop long-standing, strong relationships with leading advertising agencies and brands. We are often commissioned to create multiple campaigns for brands over many years, acting as the go-to production company for these clients. In addition, despite that some of our competitors are larger than us, we have been able to compete effectively with them and by winning projects from new and existing clients.

Strong relationships with film, television and digital production companies:    We maintain Production Overall Deals (PODs) with award-winning production companies in film, television and digital series. In a POD, studios like us pay writers, producers, directors or actors for exclusivity for their projects. In PODs, we manage development and distribution of content created by production companies. PODs enable us to extend and diversify our creative capabilities and provide access to additional talent for our clients.

End-to end solution:    We have developed in-house production processes that enable us to serve as a one-stop-shop, providing a full suite of solutions to the advertising industry and brands. We are able to conduct a project from concept through design and all stages of production using in-house and contracted creative talent when necessary.

Our Industry

We create branded advertising content primarily for television, digital and other advertising platforms.

The global advertising market is large and growing.    Global advertising spending was a $591 billion global market in 2017, projected to grow to $724 billion in 2020, according to eMarketer.

Global Advertising Spending from 2014 to 2020 (in billion U.S. dollars)

Source: eMarketer

Television spending continues to be strong.    Television has historically been the single largest advertising medium worldwide. Zenith forecasts that television advertising in the U.S. peaked in 2017 at $69 billion and will decline slightly to $66 billion in 2020. Zenith suggests that advertisers are finding that it makes sense to plan advertising campaigns for television and online video together because they work best as complements rather than substitutes. Television and online video together are becoming more important to advertisers seeking to build brands than either form of advertising is alone.

Digital advertising spending is increasing.    Digital technologies have transformed media consumption, viewing habits and social interaction. Content is being viewed at ever-increasing rates on wired and wireless smart devices across the globe. Social media platforms offer consumers the option to view, share and comment on the content they consume anywhere and at any time. As a result, brands are increasingly turning to digital media platforms and social networks to engage consumers. In fact, in 2017, global digital advertising spending surpassed global television advertising spending for the first time, according to MAGNA. MAGNA projects that, in 2018, U.S. digital advertising spending will exceed $100 billion and will account for half of total U.S. advertising sales for the first time. MAGNA projects that U.S. digital advertising sales will be $163 billion by 2023.

Today, according to Forbes, over 90% of Global 5000 Chief Marketing Officers are investing in a new modern marketing mix of 20 marketing outlets including emerging digital, mobile and social outlets to support every stage of the customer journey from brand awareness to customer engagement to demand and sales. These new channels are additive to traditional channels like television.

Creative short-form video content attracts audiences.    Given the proliferation of entertainment channels, capturing the attention of audiences is becoming increasingly challenging. We believe that brands are seeking creative content in short-form video that includes animation and mixed media to evoke emotions that resonate with viewers. According to AOL Advertising, while online video consumption is increasing across all video lengths, short-form video is growing the fastest. According to AOL Advertising, 59% of consumers watch videos that are under one minute long every day.

VR and AR are poised for considerable growth.    International Data Corporation, or IDC, forecasts worldwide revenues for the VR and AR markets to reach $27 billion in 2018, an increase of 92% from 2017. According to IDC, VR and AR spending is expected to achieve a compound annual growth rate of 72% worldwide, and 99% in the U.S., over the 2017-2022 forecast period. While a large majority of the growth in spending is expected to be dedicated to gaming applications, hardware and equipment, IDC suggests that producers are quickly moving beyond games to create new content mainstream audiences will embrace.

Our Growth Strategy

We intend to build upon our proven ability to aggregate large audiences for brands by continuing to make compelling content that is viewable on both traditional and new platforms. We have begun to implement the growth strategies described below, and expect to continue to do so over the several years following this offering. Although the net proceeds of this offering will be available to assist us to implement our growth strategies, we cannot estimate the ultimate amount of capital needed to achieve our expected growth. We may need additional capital to implement these strategies, particularly in the event we pursue acquisitions of complementary businesses or technologies.

We intend to grow our business by:

Capitalizing on market trends in advertising and digital media:    We believe our long history of creating award-winning content for television provides us with the expertise to continue to capture television advertising spending. We also believe our expertise in delivering entertaining, narrative-based short-form video content positions us well for the shift to digital advertising. We intend to build our core business by leveraging the shift in the increased use of animation and visual effects to differentiate marketing messages and capture audiences in the growing digital media market.

Implementing client service teams:    We believe we can increase recurring work from our existing clients with a more client-focused approach to delivering our services. Historically, we have relied primarily on sales representatives or our relationships with advertising agencies to learn about potential projects well after the brand has approached the advertising agency with a specific advertising need and after months of the brand and the advertising agency working together to create an advertising concept. We are hiring account directors with knowledge of the needs of brands in key industries so that we can collaborate more closely with brands and the advertising agencies. By doing so, we believe we can get involved earlier and more intimately in a particular pitch.

Expanding direct-to-brand sales:    Brands are increasingly working directly with content creators, bypassing advertising agencies. We believe this industry disruption is being caused by the desire of brands to obtain greater cost-effectiveness, transparency and control over customer data. We believe that we can increase our direct-to-brand sales by increasing business development efforts with brands. We recently reorganized our sales organization to include a specific focus on brand management.

Growing through acquisitions:    We believe that the highly fragmented content creation media industry, which is comprised primarily of small-to-medium-sized private companies, provides us with significant opportunities to grow our business through acquisitions. We intend to pursue acquisitions that provide services within our current core product offerings, extend our geographic reach and expand our product offerings.

Cross-selling services:    With the proliferation of social and digital media platforms, brands are increasingly seeking to reach audiences on multiple platforms. Our ability to produce diverse, engaging content across various media platforms allows us to offer clients a one-stop-shop for all of their content needs. We intend to cross-sell our various capabilities to drive additional revenue from existing clients and to seek to win new clients.

Further developing intellectual property:    We intend to build upon our success in developing original series that we own and license to brands, networks and major and new digital media studios. When we develop an original series, we retain the copyright of that content. This allows us the right to license portions of the same content to other platforms to create additional revenue streams from development fees, brand license fees, distribution license fees and ancillary sources (such as from foreign viewership).

Expanding our geographic presence:    We believe that by expanding our physical presence into select international regions, we will be better able to attract and retain internationally-based brands as clients. With a physical presence outside of the U.S., we can provide better customer service and offer local talent who can work more intimately with internationally-based brands than we can from our offices in the U.S.

Expanding our talent roster:    We intend to continue to seek to attract and retain world-class creative and technical talent, thereby increasing our opportunities to win jobs and build brand equity through additional high quality creative content. We believe that our reputation and our client base will allow us to continue to attract top creative talent. In addition, we believe that we offer talent an attractive work environment that provides them with the flexibility to create content within our broad range of content offerings. We believe that this flexibility traditionally is not offered at other larger, more traditional media companies.

Competition

We operate in the competitive, highly fragmented advertising and creative content production markets. We compete with many firms with no single company maintaining a significant share of the market. Some of our competitors have greater resources than those available to us and such resources may enable them to aggressively compete with us. We compete with these firms to maintain existing client relationships, to obtain new clients and assignments and attract and retain talent. We believe we effectively compete by providing clients with, among other things, award-winning talent, creative storytelling capabilities and a one-stop-shop content production solution. If existing or new companies acquire one of our existing competitors or form an exclusive relationship with one or several advertising agencies or brands, our ability to compete effectively could be significantly compromised and our results of operations could be harmed. For example, S4 Capital recently acquired the digital production agency, Media Monks, and it is currently unclear what impact this will have on the competitive landscape.

Our Sales Process

The process of developing short- and long-form video content starts with a brand’s desire to communicate its message to a target audience. The brand uses its advertising agency, or in some instances, works with us directly or through our account directors, to develop a communication and media strategy.

The agency distributes “boards” (early ideas of the proposed video campaign) to sales representatives and us directly. We receive boards from agencies, sales representatives working on commission, and directly from brands.

If we are interested in pursuing the project, we will create a “treatment” (a written narrative proposal for the project) based on the board. After interaction with the agency or the brand about the creative intent and consumer engagement goals of the brand (in the context of the treatment), we will formally submit a bid. The agency or brand will generally pick three treatments from production companies and request each production company “pitch” their ideas to the brand. The pitch is usually over the phone where our director communicates the creative intent of the treatment directly to the brand. The agency may or may not make a recommendation, but the brand will make the final decision and “award” the production contract. The entire sales cycle ranges between one and three weeks. By hiring account directors with specific industry or brand knowledge, we are seeking to expand our role by participating in the creation of the boards.

We believe that the most important factors in determining whether a project is awarded to us are:

●	focusing on projects that have the highest probability to award to us given our reputation and unique capabilities;

●	selecting a director ideally suited to the creative brief and the personality of the brand / agency; and

●	understanding the objectives and particular preferences of the client of a particular pitch.

Our success depends to a significant extent upon continuing to bring a high-level of creativity and uniqueness to the production process. The creative process required to maintain the highest and freshest quality of work is delicate and involves close collaboration among the various participants – the clients, the directors, the designers and the technical personnel involved with the project. There is often an element of experimentation to see “what works” both creatively and technically. We believe that experience with the tools and techniques from previous projects is a very important factor in developing the work.

Substantially all of our work is contracted for by advertising agencies. Over the last few years, we have experienced a trend in which brands are becoming more directly involved in content production decisions. The agency “recommend” is no longer an assurance that the idea communicated in the treatment has been sold through by the agency. As a result, we believe that the strategy for winning business has changed and that we must understand brand objectives and strategy and present creative ideas that achieve the brand’s consumer engagement goals across both traditional and digital platforms. Maintaining relationships with advertising agencies and brands to ensure that they are satisfied with the creative content we produce and that they are aware of our capabilities for producing content for multiple platforms is key to ensuring repeat and new business. In addition, we believe that hiring account directors will better help us understand brands’ objectives and strategies. We anticipate that this knowledge will enable us to collaborate more closely with brands and the advertising agencies. By doing so, we believe we can get involved earlier and more intimately in a particular pitch and enhance our opportunities for new and repeat business.

Although the general sales process of a typical pitch is outlined above, the actual work required for each job varies due to the unique nature of each project. The process of developing original branded influencer programs, web series or television series follows a different sales cycle than for animated television content. Instead of contacting their agency, brands contact us directly to create an original branded series. The client provides a creative or marketing brief which leads to the development of two to three original program concepts developed by our creative and production partners as part of their POD agreements. As a studio, we are responsible for the creative development, production and distribution of the program. The sales timeline for these programs is typically three to six months. These programs typically generate two to three years of revenues from the branded content, which is longer than for other content we produce such as animated television advertisements. When we develop an original series, we own the intellectual property we develop and are able to receive multiple revenue streams from development fees, brand license fees, distribution license fees and ancillary sources (such as from foreign viewership).

We are seeing a shift in the advertising industry with major advertisers going straight to the creative source for content creation, as opposed to contracting with advertising agencies who then engage with the creative source.

Content & Co’s capabilities of strategy, planning, and distribution alongside its deep relationships with the creatives in TV, film, and new media provide brands with an end-to-end solution to create more content that reaches their audiences at scale. Because of this, Content & Co programs have historically been sourced with brands directly.

Employees

As of September 30, 2018, we employed 109 persons, of whom approximately 85 perform creative, technical and production functions. We also engage creative, technical and production personnel on a temporary employee basis from a pool of over 200 such persons. We consider our relations with our employees and temporary staff to be satisfactory.

All of our live action production activities are subject to requirements of various production guilds and unions. Our commercial directors are subject to operating guidelines imposed by the Director’s Guild of America (DGA). Our commercial production staff operate in accordance with the guidelines of the AICP agreement with the International Alliance of Theatrical and Stage Employees (IATSE) and affiliated unions. Other than our directors, who are members of the DGA, none of our staff of full-time employees is unionized.

We aspire to hire the most highly qualified persons in the fields in which we operate. We hire many of our creative, technical and production personnel upon their graduating from colleges and universities that maintain programs in the fields for which we require talent and are at or near the top of their classes in academic and professional achievements. Most of these institutions are in the U.S.; however, in recent years some of these students have not been U.S. citizens or legal residents prior to attending schools and therefore obtained student visas. We must obtain visas to hire these individuals.

Intellectual Property

We believe that the names “Psyop” and “Content & Co” are important to our business and we have registered those names as trademarks with the United States Patent and Trademark Office.

Rights to characters and other creative elements created by us for completed client projects become the property of the respective clients. Often, the contracts with the clients provide for separate payment for characters in addition to payments for the production of the project. Creative elements, including characters, design and music, we create for projects that are not completed remain our property for further development and use as we may determine. To date, we have not registered copyrights for our owned intellectual properties that are copyrightable.

We own the intellectual property for the branded series we have produced, including The 4 to 9ers, The Day Crew, Summer with Cimorelli, Clean Break, Training for Tahoe, Stand United and Camp W. We also own the intellectual property on Kismet.

Facilities

We lease space in two office buildings in New York, New York comprising approximately 26,000 and 3,000 rentable square feet each. These leases expire in 2025 and 2022. We sublease to tenants two floors in a New York office comprising approximately 13,000 rentable square feet through 2020.

We conduct our operations in Los Angeles, California from two facilities comprising approximately 10,900 and 10,000 useable square feet. These leases expire in 2020 and 2022.

Legal Proceedings

We are not a party to any pending litigation and are not aware of any threatened legal proceedings that could have a material adverse effect on our business, financial condition and / or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors, as of December 31, 2018:

Name	Age	Position(s)
Executive Officers
D. Hunt Ramsbottom	61	Chief Executive Officer, President and Director
Thomas Boyle	50	Chief Financial Officer

Non-Employee Directors
Sandy Grushow	58	Director
David Sanderson	58	Director

(1)	Member of the compensation committee.
(2)	Member of the audit committee.
(3)	Member of the nominating and corporate governance committee.

Executive Officers

D. Hunt Ramsbottom: Mr. Ramsbottom was appointed as Chief Executive Officer and President and a member of our board of directors of PCI Media, Inc. in October 2018. Mr. Ramsbottom was appointed as Interim Chief Executive Officer and President at Psyop Media Company, LLC in January 2017. Mr. Ramsbottom has over 25 years of experience building and managing growth companies. During the course of his career, he has led six public and private companies in multiple sectors including, energy, agriculture, automotive and now media. Prior to joining Psyop, Mr. Ramsbottom served as Chief Executive Officer and President of Rentech, Inc., a wood fibre processing and wood pellet production company, from September 2005 until December 2014. From July 2011 to December 2014, Mr. Ramsbottom was Chief Executive Officer and a member of the board of directors of Rentech Nitrogen GP, LLC, the general partner of Rentech Nitrogen Partners, L.P., a publicly-traded nitrogen fertilizer master limited partnership that was majority owned by Rentech, Inc. Prior to accepting his position at Rentech, Inc., Mr. Ramsbottom held various key management positions including: from 2004 to 2005, as Principal and Managing Director of Circle Funding Group, LLC, a buyout firm; from 1997 to 2004, as Chief Executive Officer and Chairman of M2 Automotive, Inc., an automotive repair venture; and from 1989 to 1997, as Chief Executive Officer of Thompson PBE, a supplier of paints and related supplies, which was acquired by FinishMaster, Inc. in 1997. Mr. Ramsbottom earned a Bachelor of Science in Business at Plymouth State University. We believe that Mr. Ramsbottom is qualified to serve as a member of our board of directors based on the perspective he brings as our Chief Executive Officer and President and his extensive experience building and managing growth companies.

Thomas Boyle: Mr. Boyle was appointed as Chief Financial Officer of PCI Media, Inc. in October 2018. Mr. Boyle has been serving as Chief Financial Officer of Psyop since April 2008. Prior to joining Psyop, Mr. Boyle served as Vice President of Finance and Corporate Controller for MDC Partners, Inc., an advertising and marketing company, from July 2005 until April 2008. Mr. Boyle held several key financial management positions including: from 2004 to 2005, as Senior Director of Corporate Finance at Symbol Technologies, a manufacturer and supplier of mobile data capture and delivery equipment; from 2002 to 2004, as Assistant Corporate Controller at Moody’s Corporation; from 2000 to 2002, as Corporate Controller and later as Chief Accounting Officer at DoubleClick Inc. Prior to that time, Mr. Boyle spent nine years in public accounting with PricewaterhouseCoopers LLP and BDO Seidman LLP. Mr. Boyle received a Bachelor of Science in Accountancy from Villanova University.

Non-Employee Directors

Sandy Grushow: Mr. Grushow was appointed to the board of directors of PCI Media, Inc. in January 2019. Mr. Grushow has been the Chief Executive Officer of Phase 2 Media, a strategic and creative advisory practice, since October 2012. As Chief Executive Officer of Phase 2 Media, Mr. Grushow applies his 25 years of experience running two entertainment businesses to guide Phase 2 Media in serving its clients’ strategic business and creative, content and branding needs. From January 2009 to September 2012, Mr. Grushow served as Chief Content Officer of Medialink, a media advisory and business development company. From 2005 to 2007, Mr. Grushow served as President of Phase Two Productions, a TV production company at Twentieth Century Fox Television. From 1999 to 2004, Mr. Grushow served as Chairman of Fox TV Entertainment Group, where he oversaw entertainment operations of the Fox Network and the Fox TV studio, Twentieth Century Fox Television. From 1996 to 1999, Mr. Grushow served as President of Twentieth Century Fox Television. From 1990 to 1995, Mr. Grushow held several executive positions at Fox Entertainment including President of the division. He is also a board member of the industry’s largest ad-supported streaming video service, TubiTV and Monica & Andy, a digitally native vertical brand in the “Mom’s” space. Mr. Grushow received a Bachelor of Arts in Communications from University of California, Los Angeles. We believe that Mr. Grushow is qualified to serve as a member of our board of directors based on his extensive experience with media and entertainment companies, and assisting companies with their creative, content and branding needs.

David Sanderson: Mr. Sanderson was appointed to the board of directors of PCI Media, Inc. in January 2019. Mr. Sanderson has served in key managerial positions at Bain & Company including, from September 1990 to present, as a Partner, from 1995 to 2018, as a Director from 2003 to 2018, as the Head of Global Media and Entertainment Practice, from 2006 to 2018 as Co-Head of the Global Technology, Media and Telecommunications Practice, where he gained broad experience across the media and entertainment industry, including content businesses (film, TV and video games) and aggregation/distribution platforms (cable, satellite, Internet, home video, wireless and print) and advised private equity investors focused on the media sector. Prior to joining Bain & Company, from 1985 to 1988, Mr. Sanderson served at International Business Machines Corporation as a National Account Manager and Systems Engineer and, from 1982 to 1985, as a Systems Programmer. Mr. Sanderson received a Bachelor of Science in Applied Mathematics from the University of Massachusetts, Amherst, a Master of Science in Computer Science from Syracuse University and a Master of Business Administration from Stanford University, where he was an Arjay Miller Scholar. We believe that Mr. Sanderson is qualified to serve as a member of our board of directors based on his extensive experience within the media and entertainment industry.

Board Composition

Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering provide that our board of directors shall consist of between          and          members, with the exact number of directors to be determined by vote of our board and currently set at          members. Currently, our board consists of          members:         . Upon the completion of this offering, we expect at least          additional members to be appointed to our board.

In accordance with our amended and restated certificate of incorporation and amended and restated bylaws, which will be in effect upon the closing of this offering, our board of directors will be divided into three classes with staggered three year terms. At each annual meeting of stockholders after the initial classification, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. Our directors will be divided among the three classes as follows:

●	the Class I directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 2019;

●	the Class II directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 2020; and

●	the Class III directors will be and , and their terms will expire at the annual meeting of stockholders to be held in 2021.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Our board of directors has determined that upon completion of this offering,          will be independent directors. In making this determination, our board applied the standards set forth in          listing standards and in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In evaluating the independence of         , our board considered their current and historical employment, any compensation we have given to them, any transactions we have with them, their beneficial ownership of our capital stock, their ability to exert control over us, all other material relationships they have had with us and the same facts with respect to their immediate family. Our board also considered all other relevant facts and circumstances known to it in making this independence determination. In addition,          are non-employee directors, as defined in Rule 16b-3 of the Exchange Act.

Although there is no specific policy regarding diversity in identifying director nominees, both the nominating and corporate governance committee and our board seek the talents and backgrounds that would be most helpful to the Company in selecting director nominees. In particular, the nominating and corporate governance committee, when recommending director candidates to the full board for nomination, may consider whether a director candidate, if elected, assists in achieving a mix of board members that represents a diversity of background and experience.

Board Leadership Structure

Our board of directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our amended and restated bylaws and corporate governance guidelines, which will become effective immediately prior to the consummation of this offering, will provide our board of directors with flexibility to combine or separate the positions of chairman of the board of directors and chief executive officer. Our board of directors currently believes that our existing leadership structure, under which          serves as chairman of our board of directors and          serves as our lead independent director, is effective, provides the appropriate balance of authority between independent and non-independent directors, and achieves the optimal governance model for us and for our stockholders.

Board Oversight of Risk

Although management is responsible for the day-to-day management of the risks our company faces, our board of directors and its committees take an active role in overseeing management of our risks and have the ultimate responsibility for the oversight of risk management. Our board regularly reviews information regarding our operational, financial, legal and strategic risks. Specifically, senior management attends quarterly meetings of our board of directors, provides presentations on operations including significant risks, and is available to address any questions or concerns raised by our board.

In addition, we expect that our three board committees will assist the board of directors in fulfilling its oversight responsibilities in certain areas of risk. The audit committee will coordinate our board of directors’ oversight of the Company’s internal control over financial reporting, disclosure controls and procedures, related party transactions and code of conduct and management will regularly report to the audit committee on these areas. The compensation committee will assist our board of directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs as well as succession planning as it relates to our Chief Executive Officer. The nominating and corporate governance committee will assist our board of directors in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, succession planning for our directors and corporate governance. When any of the committees receives a report related to material risk oversight, the chairman of the relevant committee will report on the discussion to the full board of directors.

Code of Business Conduct and Ethics

We anticipate adopting a code of business conduct and ethics, effective upon the completion of this offering, which will apply to all of our employees, officers and directors, including those officers responsible for financial reporting. Following the completion of this offering, the code of business conduct and ethics will be available on our website at www.psyop.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements. The inclusion of our website address in this prospectus does not incorporate by reference the information on or accessible through our website into this prospectus.

Board Committees

In connection with this offering, we anticipate that our board of directors will establish the following committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The anticipated composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

●	appoints our independent registered public accounting firm;

●	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

●	determines the engagement of the independent registered public accounting firm;

●	reviews and approves the scope of the annual audit and the audit fee;

●	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

●	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

●

is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

●	reviews our critical accounting policies and estimates; and

●	reviews the audit committee charter and the committee’s performance at least annually.

After this offering, we expect that the members of our audit committee will be                  (chairperson),          and         . All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that          is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of Nasdaq. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. However, a minority of the members of the audit committee may be exempt from the heightened audit committee independence standards for one year from the date of effectiveness of the registration statement of which this prospectus forms a part. Our board of directors has determined that each of          and          are independent under the heightened audit committee independence standards of the SEC and Nasdaq. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.

Compensation Committee

Our compensation committee’s responsibilities include:

●	reviewing and approving, or recommending that our board of directors approve, the compensation of our chief executive officer and other executive officers;

●	reviewing and recommending to our board of directors the compensation of our directors;

●	selecting independent compensation consultants and advisors and assessing whether there are any conflicts of interest with any of the committee’s compensation advisors; and

●	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans.

Upon the closing of this offering, our compensation committee will consist of         , with          serving as chair. Each of the members of our compensation committee is independent under the applicable rules and regulations of Nasdaq and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and the composition of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. After this offering, we expect that the members of our nominating and corporate governance committee will be          (chairperson) and         . Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of Nasdaq relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and Nasdaq.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation that will become effective immediately prior to the consummation of this offering, contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws that will become effective immediately prior to the consummation of this offering, provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws will also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, provided that, to the extent required by law, such advancement of expenses prior of the final disposition of the proceeding may be made only upon receipt of an undertaking by the person to repay all amounts advanced if it is ultimately determined that the person is not entitled to be indemnified under our amended and restated bylaws or otherwise. Our amended and restated bylaws will also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions that will be in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage.

EXECUTIVE COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2018 Summary Compensation Table” below. In 2018, our “named executive officers” were employed by Psyop Productions, LLC or Psyop Media Company, LLC. Psyop Productions, LLC is a wholly owned subsidiary of Psyop Media Company, LLC. Their positions were as follows:

●	D. Hunt Ramsbottom, President and Chief Executive Officer; and

●	Thomas Boyle, Chief Financial Officer, Secretary and Executive Vice President;

From January 1, 2018 until December 7, 2018, Mr. Ramsbottom served as our Interim President and Chief Executive Officer. On December 7, 2018, Mr. Ramsbottom became our Chief Executive Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

2018 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2018.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation ($)(1)	Total ($)
D. Hunt Ramsbottom	450,000	-	-	15,211	465,211
President and Chief Executive Officer
Thomas Boyle	250,000	50,000	-	22,348	322,348
Chief Financial Officer, Secretary and Executive Vice President

(1)

Amounts reported include company-paid insurance premiums ($15,211 for Mr. Ramsbottom and $8,787 for Mr. Boyle), company-paid matching contributions under our 401(k) plan ($5,769 for Mr. Boyle) and company-paid disability insurance premiums ($7,792 to Mr. Boyle).

Narrative to Summary Compensation Table

2018 Salaries

The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

The annual base salaries for Messrs. Ramsbottom and Boyle for 2018 were $450,000 and $250,000, respectively. The annual base salaries for Messrs. Boyle and Ramsbottom remain unchanged for 2019.

2018 Bonuses

In 2018, each of Messrs. Boyle and Ramsbottom was eligible to earn a cash incentive bonus (the “EBITDA Bonus”) pursuant to their employment agreements based upon the consolidated EBITDA of Psyop Media Company, LLC and its consolidated affiliates and subsidiaries for 2018. For 2018, Mr. Boyle’s target EBITDA Bonus was $156,000 and Mr. Ramsbottom’s target EBITDA bonus was $250,000. During calendar year 2018, Psyop Media Company, LLC and its consolidated affiliates and subsidiaries did not achieve a consolidated EBITDA at a level that would have triggered the payment of the EBITDA Bonus. However, the board of managers of Psyop Media Company, LLC expects to pay Mr. Boyle a discretionary bonus equal to $50,000 to reward him for his contributions to the company in 2018.

Mr. Ramsbottom did not receive a bonus with respect to 2018 performance.

Equity Compensation

Mr. Boyle currently holds Class B-3 units and Class C units in Psyop Media Company, LLC, each of which are intended to constitute “profits interests” within the meaning of the relevant IRS Revenue Procedure guidance.

In connection with this offering, assuming an initial public offering price of $         per share of common stock, which is the midpoint of the price range set forth on the cover page of this prospectus, we expect that the Class B-3 and Class C units subject to the awards granted to Mr. Boyle will be converted into                  shares of common stock.

We intend to adopt a 2019 Incentive Award Plan, referred to below as the 2019 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of our affiliates and to enable our company and certain of our affiliates to obtain and retain services of these individuals, which is essential to our long-term success. We expect that the 2019 Plan will be effective on the date on which it is adopted by our board of directors, subject to approval of such plan by our stockholders. For additional information about the 2019 Plan, please see the section titled “2019 Incentive Award Plan” below.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the

401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:

●	medical, dental and vision benefits;

●	medical and dependent care flexible spending accounts;

●	short-term and long-term disability insurance; and

●	life insurance.

We cover all costs associated with the named executive officers’ participation in the medical, dental, vision and disability plans. In addition, in 2018, we paid the premiums on supplemental disability insurance for Mr. Boyle. We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Tax Gross-Ups

Mr. Boyle’s existing employment agreement provides for a gross-up payment to reimburse him for any excise taxes imposed on him in connection with a change in control.

Outstanding Equity Awards at Fiscal Year-End

None of our named executive officers held outstanding unvested equity awards as of December 31, 2018.

Executive Compensation Arrangements

D. Hunt Ramsbottom Employment Agreement

On December 7, 2018, Hunt Ramsbottom entered into an employment agreement with Psyop Productions, LLC and Psyop Media Company, LLC to serve as the President and Chief Executive Officer. The initial term of Mr. Ramsbottom’s agreement ends on the six-month anniversary of its effective date, with automatic six-month renewals thereafter, but upon the consummation of this offering the initial term automatically will be extended such that it will end on the third anniversary of the effective date of this offering (with automatic six-month renewals thereafter).

Pursuant to this employment agreement, Mr. Ramsbottom is entitled to receive a base salary of $450,000 per year, which will increase to $500,000 per year upon the consummation of this offering. In addition to his base salary, Mr. Ramsbottom (and his spouse and/or eligible dependents) shall be eligible, at our sole cost, to participate in and be covered under the health and welfare benefit plans and programs maintained by us for the benefit of our employees.

For calendar year 2018, Mr. Ramsbottom was eligible to earn a cash performance bonus targeted at $250,000. The actual amount of any 2018 bonus will be determined based on the achievement of certain pre-determined consolidated EBITDA thresholds. For each calendar year following calendar year 2018, Mr. Ramsbottom will be eligible to earn a cash performance bonus, which will be determined by our board of directors (or a subcommittee thereof) in its discretion, based on the achievement of performance goals developed in consultation with Mr. Ramsbottom. In addition, our Board will not be precluded from awarding Mr. Ramsbottom a discretionary bonus with respect to any calendar year following 2018. The payment of any annual bonus, to the extent any annual bonus becomes payable, will be contingent upon Mr. Ramsbottom’s continued employment through December 31st of the applicable calendar year.

In addition, if, in connection with this offering, a minimum of 20% of our outstanding common stock (measured as of immediately following this offering) is sold at an enterprise valuation of greater than or equal to $30,000,000, Mr. Ramsbottom will receive an additional cash bonus equal to $350,000, payable within 15 calendar days following the consummation of this offering.

In connection with entering into this employment agreement, Mr. Ramsbottom is entitled to the grant of an incentive award of Class C units in Psyop Media, LLC equal to 3% of the fully diluted outstanding units of Psyop Media, LLC as of the date of grant (the “Class C Unit Award”). The Class C Unit Award will vest in full upon the consummation of this offering, subject to Mr. Ramsbottom’s continued service through this offering. We expect these units to be converted into              following the consummation of this offering. Further, under this employment agreement and following the completion of this offering, Mr. Ramsbottom will be issued an option (the “IPO Option”) to purchase a number of shares of our common stock covering 4% of our fully diluted capitalization (but excluding any warrants and/or stock options that have an exercise or strike price greater than or equal to the public offering price per share of common stock) as of the closing of this offering. This IPO Option will vest and become exercisable based on the attainment of certain price-per-share goals, subject to Mr. Ramsbottom’s continued employment through the applicable vesting date.

Under his employment agreement, if Mr. Ramsbottom’s employment is terminated without “cause” or due to his resignation for “good reason” (each, as defined in his employment agreement) following this offering, then, subject to his timely execution and non-revocation of a general release of claims, he will be eligible to receive (i) 12 months of continued payment of base salary, (ii) a pro-rated annual bonus for the calendar year in which Mr. Ramsbottom’s employment is terminated based on the achievement of any applicable performance goals or objectives and (iii) 12 months of company-paid continued coverage under our group health plans. Further, following the consummation of this offering, if Mr. Ramsbottom’s employment is terminated without “cause” or for “good reason”, in either case, within 12 months following a “change in control” (as defined in his employment agreement), then, in addition to the payments and benefits described above, (i) Mr. Ramsbottom will receive a lump-sum cash payment equal to the greater of (A) his target annual bonus for the year in which the termination occurs and (B) his base salary in effect on the termination date, (ii) all of his outstanding equity awards that vest based solely on the passage of time will vest in full and (iii) the IPO Option will be deemed vested and exercisable based on the price per share determined as of such change in control.

Mr. Ramsbottom’s employment agreement contains customary confidentiality and non-solicitation provisions. Mr. Ramsbottom’s employment agreement includes a “best pay” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to him will either be paid in full or reduced so that such payments are not subject to the excise tax under Section 4999 of the Code, whichever results in the better after-tax treatment to Mr. Ramsbottom.

Thomas Boyle Employment Agreement

On January 1, 2012, Psyop Productions, LLC and Psyop Media Company, LLC entered into an employment agreement with Thomas Boyle, pursuant to which he serves as Chief Financial Officer, Secretary and Executive Vice President. The initial term of this employment agreement ended on January 1, 2015, and the employment agreement has automatically renewed for one-year terms following such date.

Pursuant to this employment agreement, Mr. Boyle is entitled to receive a base salary of $250,000 per year. In addition to the base salary, Mr. Boyle (and his eligible dependents) is eligible, at our sole cost, to participate in and be covered under the health and welfare benefit plans and programs maintained by us for the benefit of our employees.

Mr. Boyle is eligible to earn an annual bonus of up to $156,000. The actual amount of this bonus is determined based on the achievement of certain consolidated EBITDA thresholds. In addition, Mr. Boyle is eligible to earn an annual discretionary cash bonus based upon goals and objectives mutually agreed upon between Mr. Boyle and our Chief Executive Officer. Our Chief Executive Officer, in his sole discretion, will determine whether the goals and objectives have been achieved and decide the amount of the discretionary bonus, if any, to be paid to Mr. Boyle.

Under his employment agreement, upon a termination of Mr. Boyle’s employment due to his death or permanent disability, he will be eligible to receive (i) an amount equal to the sum of his aggregate bonus for the fiscal year immediately prior to the year in which his employment terminates, prorated through the date of Mr. Boyle’s death or disability, as applicable, and (ii) in the case of his termination due to his permanent disability only, continued health and welfare benefits through the end of the term. In addition, upon a termination of Mr. Boyle’s employment without “cause” or due to his resignation for “good reason” (each, as defined in his employment agreement) he will be eligible to receive (i) a lump sum payment equal to the sum of six months of his base salary and his aggregate bonus for the fiscal year immediately prior to the year in which his employment terminates and (ii) company-paid health and welfare benefits for up to six months.

Mr. Boyle’s employment agreement also contains customary confidentiality, non-competition and non-solicitation provisions. Mr. Boyle’s employment agreement includes a “gross up” provision under Section 280G of the Code, pursuant to which any “parachute payments” that become payable to him will increased in order to cover any incremental taxes associated with such payments.

Director Compensation

2018 Director Compensation Program

Prior to this offering, Psyop Media Company, LLC had a discretionary compensation program for our nonemployee directors. The following table contains information concerning the compensation payable to the non-employee directors of Psyop Media Company, LLC with respect to 2018 services.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation (1)	Total ($)
Bernard Cragg		-
Brian Kelly		106,150

(1)	In 2018, Psyop Media Company LLC paid Mr. Kelly $106,150 pursuant to a verbal agreement under which Mr. Kelly provided advice with respect to strategic initiatives.

Post-IPO Director Compensation Program

In connection with this offering, we intend to implement a compensation program for our nonemployee directors that we expect will consist of a combination of cash annual retainer fees and long-term equity-based compensation. Our board of directors is still in the process of developing, approving and implementing this program.

2019 Incentive Award Plan

We intend to adopt the 2019 Incentive Award Plan, or the 2019 Plan, subject to approval by our stockholders, under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2019 Plan, as it is currently contemplated, are summarized below. Our board of directors is still in the process of developing, approving and implementing the 2019 Plan and, accordingly, this summary is subject to change.

Eligibility and Administration.    Our employees, consultants and directors, and employees, consultants and directors of our subsidiaries will be eligible to receive awards under the 2019 Plan. Following our initial public offering, the 2019 Plan will be administered by our board of directors with respect to awards to non-employee directors and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the 2019 Plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and/or stock exchange rules, as applicable. The 2019 Plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2019 Plan, subject to its express terms and conditions. The 2019 Plan administrator will also set the terms and conditions of all awards under the 2019 Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available.    An aggregate of                  shares of our common stock will initially be available for issuance under awards granted pursuant to the 2019 Plan, which shares may be authorized but unissued shares, or shares purchased in the open market or treasury shares. In addition, the number of shares available for issuance will be increased on January 1 of each calendar year beginning in 2020 and ending in 2029 by an amount equal to the lesser of (i)                  shares, (ii)          percent of the shares of common stock outstanding (on an as converted basis) on the final day of the immediately preceding calendar year, assuming the conversion of any shares of preferred stock, but excluding shares issuable upon the exercise or payment of stock options, warrants or other equity securities with respect to which shares have not actually been issued, and (iii) such smaller number of shares as determined by our board of directors.

If an award (or any part of an award) under the 2019 Plan is forfeited, expires, lapses, is terminated, surrendered, repurchased, cancelled, forfeited or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration, lapse, termination, surrender, cancellation, forfeiture or cash settlement, be used again for new grants under the 2019 Plan. In addition, shares tendered by a participant or withheld by us in payment of the exercise price of a stock option or to satisfy any tax withholding obligation with respect to an award will, as applicable, become or again be available for award grants under the 2019 Plan. However, the following shares may not be used again for grant under the 2019 Plan: (i) shares subject to a stock appreciation right, or SAR, that are not issued in connection with the stock settlement of the award on its exercise and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.

Awards granted under the 2019 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2019 Plan. The sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under ASC Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as such during any calendar year shall not exceed $                 or $                 with respect to any director in his or her first year of service on our board of directors.

Awards granted under the 2019 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2019 Plan. The sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any calendar year shall not exceed the amount equal to $         .

Awards.    The 2019 Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, performance shares, other incentive awards, stock appreciation rights, or SARs, and cash awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2019 Plan. Certain awards under the 2019 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2019 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the 2019 Plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

●

Stock Options.    Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

●

SARs.    SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

●

Restricted Stock and RSUs.    Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met, and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to restricted stock and RSUs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

●

Other Stock or Cash Based Awards.    Other stock or cash based awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.

●

Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Performance Awards.    Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include but are not limited to: (1) net earnings (either before or after one or more of the following: (a) interest, (b) taxes, (c) depreciation, (d) amortization and (e) non-cash equity-based compensation expense); (2) gross or net sales or revenue; (3) net income (either before or after taxes); (4) adjusted net income; (5) operating earnings or profit; (6) cash flow (including, but not limited to, operating cash flow and free cash flow); (7) return on assets; (8) return on capital; (9) return on stockholders’ equity; (10) total stockholder return; (11) return on sales; (12) gross or net profit or operating margin; (13) costs; (14) funds from operations; (15) expenses; (16) working capital; (17) earnings per share; (18) adjusted earnings per share; (19) price per share of common stock; (20) regulatory body approval for commercialization of a product; (21) implementation or completion of critical projects; (22) market share; (23) economic value; (24) debt levels or reduction; (25) sales-related goals; (26) comparisons with other stock market indices; (27) operating efficiency; (28) employee satisfaction; (29) financing and other capital raising transactions; (30) recruiting and maintaining personnel; and (31) year-end cash, any of which may be measured either in absolute terms for us or any operating unit of our company or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

Certain Transactions.    The plan administrator has broad discretion to take action under the 2019 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2019 Plan and outstanding awards. In the event of a change in control of our company (as defined in the 2019 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change of control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Claw-Back Provisions, Transferability, Repricing and Participant Payments.    The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. The plan administrator may increase or reduce the applicable price per share of an award, or cancel or replace an award with another award, without stockholder approval. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2019 Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2019 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination.    Our board of directors may amend or terminate the 2019 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2019 Plan, “reprices” any stock option or SAR, or cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. No award may be granted pursuant to the 2019 Plan after the tenth anniversary of the date on which our board of directors adopts the 2019 Plan.

2019 Employee Stock Purchase Plan

In connection with the offering, we intend to adopt the 2019 Employee Stock Purchase Plan, or the ESPP, which will become effective on the day prior to the public trading date of our common stock. The material terms of the ESPP, as it is currently contemplated, are summarized below. Our board of directors is still in the process of developing, approving and implementing the ESPP and, accordingly, this summary is subject to change.

Shares available; administration.    We expect a total of                 shares of our common stock to be initially reserved for issuance under our ESPP. In addition, we expect that the number of shares available for issuance under the ESPP will be annually increased on January 1 of each calendar year beginning in 2020 and ending in 2029, by an amount equal to                 . In no event will more than                 shares of our common stock be available for issuance under the ESPP.

Our board of directors or a committee designated by our board of directors will have authority to interpret the terms of the ESPP and determine eligibility of participants. We expect that the compensation committee will be the administrator of the ESPP.

Eligibility.    The plan administrator may designate certain of our subsidiaries as participating “designated subsidiaries” in the ESPP and may change these designations from time to time. Employees of our company and our designated subsidiaries are eligible to participate in the ESPP if they meet the eligibility requirements under the ESPP established from time to time by the plan administrator. However, an employee may not be granted rights to purchase stock under the ESPP if such employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our common or other class of stock.

If the grant of a purchase right under the ESPP to any eligible employee who is a citizen or resident of a foreign jurisdiction would be prohibited under the laws of such foreign jurisdiction or the grant of a purchase right to such employee in compliance with the laws of such foreign jurisdiction would cause the ESPP to violate the requirements of Section 423 of the Code, as determined by the plan administrator in its sole discretion, such employee will not be permitted to participate in the ESPP.

Eligible employees become participants in the ESPP by enrolling and authorizing payroll deductions by the deadline established by the plan administrator prior to the relevant offering date. Directors who are not employees, as well as consultants, are not eligible to participate. Employees who choose not to participate, or are not eligible to participate at the start of an offering period but who become eligible thereafter, may enroll in any subsequent offering period.

Participation in an Offering.    We intend for the ESPP to qualify under Section 423 of the Internal Revenue Code and stock will be offered under the ESPP during offering periods. The length of offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. While we expect there will be                 purchase periods within each offering period, the number of purchase periods within, and purchase dates during, each offering period will be established by the plan administrator. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods.

We expect that the ESPP will permit participants to purchase our common stock through payroll deductions of up to                % of their eligible compensation, which will include                 . The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be                 shares. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first day of the offering period).

On the first trading day of each offering period, each participant automatically will be granted an option to purchase shares of our common stock. The option will be exercised on the applicable purchase date(s) during the offering period, to the extent of the payroll deductions accumulated during the applicable purchase period. We expect that the purchase price of the shares, in the absence of a contrary determination by the plan administrator, will be                % of the lower of the fair market value of our common stock on the first trading day of the offering period or on the applicable purchase date, which will be the final trading day of the applicable purchase period.

Participants may voluntarily end their participation in the ESPP at any time at least one week prior to the end of the applicable offering period (or such longer or shorter period specified by the plan administrator), and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon a participant’s termination of employment.

Transferability.    A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided in the ESPP.

Certain transactions.    In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the plan administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control, the plan administrator may provide for (1) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights. Under the ESPP, a change in control has the same definition as given to such term in the 2019 Plan.

Plan amendment; termination.    The plan administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval of any amendment to the ESPP must be obtained for any amendment which increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP, changes the corporations or classes of corporations whose employees are eligible to participate in the ESPP, or changes the ESPP in any manner that would cause the ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Internal Revenue Code. The ESPP will terminate on the tenth anniversary of the date it is initially approved by our board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The following is a description of transactions since January 1, 2016, to which we have been a party, in which the amount involved exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

In April 2017, we purchased 85,000 Class B-2 units from our former Chief Operating Officer for $1.2 million which is being paid in four equal annual installments of $300,000 beginning March 15, 2018 and ending of March 15, 2021.

In May 2017, we purchased 225,000 Class B-1 units from an entity owned by our former Chief Executive Officer for $3.5 million, which is being paid as follows: $500,000 in May 2017; $500,000 in March 2018; $750,000 in March 2019; $750,000 in March 2020; and $1.0 million in March 2021. The unpaid amount of these payment obligations bear interest at a rate of 3% per annum.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, will require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Registration Rights Agreement

We intend to enter into a Registration Rights Agreement with certain of the members of Psyop Media Company, LLC in connection with this offering. The Registration Rights Agreement will provide these members with certain registration rights whereby these members can require us to register their shares of common stock under the Securities Act. The Registration Rights Agreement will also provide for piggyback registration rights for these members.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of                     , 2019, and as adjusted to reflect the sale of our common stock offered by us in this offering, for:

●	each of our named executive officers;

●	each of our directors;

●	all of our current directors and executive officers as a group; and

●	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our outstanding shares common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, which generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security. Unless otherwise indicated, to our knowledge, the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. The information in the table below does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

We have based our calculation of the percentage of beneficial ownership prior to and after this offering on                  shares of common stock outstanding immediately prior to this offering (after giving effect to the Contribution Transaction) and on                shares of common stock outstanding immediately after the completion of this offering (and after giving effect to the Contribution Transaction and assuming no exercise of the underwriters’ over-allotment option). We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of                     , 2019 to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not, however, deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o PCI Media, Inc., 523 Victoria Avenue, Venice, California 90291.

	Shares Beneficially Owned Immediately Prior to this Offering		% of Outstanding Shares Beneficially Owned after this Offering
Name and Address of Beneficial Owners	Shares	%

5% Stockholders:

Directors and Named Executive Officers:
D. Hunt Ramsbottom
Thomas Boyle
Sandy Grushow
David Sanderson
All directors and named executive officers as a group

*	Less than 1%

DESCRIPTION OF CAPITAL STOCK

General

As of the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and amended and restated bylaws that will become effective upon the closing of this offering. Our amended and restated certificate of incorporation and amended and restated bylaws will be approved by our pre-IPO stockholders prior to this offering. Copies of these documents will be filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part. The description of our capital stock reflects changes to our capital structure that will occur upon the closing of this offering.

Common Stock

As of                 , 2019, there were                  shares of our common stock outstanding and held of record by                  stockholders, assuming the completion of the Contribution Transaction, which will occur immediately prior to the completion of this offering.

Voting Rights

Holders of our common stock are entitled to one vote per share of common stock. Holders of shares of common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders. We will not provide for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

Economic Rights

Dividends.    Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine. See “Dividend Policy” for more information. Any dividend or distributions paid or payable to the holders of shares of common stock will be paid pro rata, on an equal priority, pari passu basis.

Right to Receive Liquidation Distributions.    Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Choice of Forum

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty by any of our directors, officers, or stockholders owed to us or our stockholders; (3) any action arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; or (4) any action asserting a claim against us governed by the internal affairs doctrine; provided that the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, the Securities Act or any other claim for which the federal courts have exclusive jurisdiction. If any such action is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder will be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce such actions and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Our amended and restated certificate of incorporation will also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our amended and restated certificate of incorporation and amended and restated bylaws is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. This choice of forum provision has important consequences for our stockholders. See “Risk Factors – Risks Related to this Offering and Ownership of Our Common Stock – Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.”

Preferred Stock

Under the terms of our amended and restated certificate of incorporation that will become effective upon the closing of this offering, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Anti-takeover Provisions

Classified Board of Directors and Removal of Directors

Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our board of directors will be divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board.

Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that a director may be removed only for cause. Any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Stockholder Action; Special Meeting of Stockholders

Our amended and restated certificate of incorporation will provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Our amended and restated certificate of incorporation and amended and restated bylaws also will provide that, except as otherwise required by law, special meetings of our stockholders can only be called by the chair of our board of directors or by the secretary upon the direction of our board of directors.

Amendment to or Repeal of Amended and Restated Bylaws

Our amended and restated bylaws will require the approval of a majority of the then authorized directors in order for our board of directors to amend or repeal such bylaws or the approval of the holders of at least a majority of the voting power of all outstanding shares of voting stock in order for our stockholders to amend or repeal such bylaws. This provision will have the effect of making it more difficult to amend or repeal our amended and restated bylaws.

Authorized But Unissued Shares

The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of Nasdaq. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

The foregoing provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

In addition, upon the closing of this offering, we will be subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

Upon completion of this offering, the transfer agent and registrar for our common stock will be Computershare Trust Company, N.A. The address of the transfer agent and registrar is 250 Royall Street, Canton, Massachusetts 02021.

Limitations of Liability and Indemnification

See the section captioned “Certain Relationships and Related Party Transactions – Indemnification Agreements and Directors’ and Officers’ Liability Insurance.”

Listing

We intend to apply to list our common on The Nasdaq Capital Market under the symbol “PCIM.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Future sales of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares of our common stock will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Following the completion of this offering, based on the number of shares of our capital stock outstanding as of                 , 2019,                  shares of common stock will be outstanding, assuming no exercise of the underwriters’ over-allotment option to purchase additional shares and no exercise of outstanding options. Of these outstanding shares, all of the shares of our common stock sold in this offering will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

The remaining outstanding shares of our common stock not sold in this offering will be, and shares subject to stock options will be upon issuance, deemed “restricted securities” as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which rules are summarized below. All of our executive officers, directors and holders of substantially all of our capital stock and securities exercisable or convertible into our capital stock have entered into market standoff agreements with us or lock-up agreements with the underwriters under which they have agreed, subject to specific exceptions, not to sell any of our stock for 180 days following the date of this prospectus. As a result of these agreements and subject to the provisions of Rule 144 or Rule 701, shares of our common stock will be available for sale in the public market as follows:

●	beginning on the date of this prospectus, all shares of our common stock sold in this offering will be immediately available for sale in the public market; and

●

beginning 181 days after the date of this prospectus, the remaining                  shares of our common stock will be eligible for sale in the public market from time to time thereafter, subject in some cases to the volume and other restrictions of Rule 144, as described below.

Lock-Up Agreements

We and all of our directors and officers, as well as the other holders of substantially all shares of common stock (including securities exercisable or convertible into our common stock) outstanding immediately prior to this offering, have agreed or will agree that, without the prior written consent of Roth Capital Partners, during the period from the date of this prospectus and ending on the date 180 days after the date of this prospectus, we and they will not, among other things:

●

offer, pledge, sell, contract to sell, grant any option to purchase, make any short sale or otherwise dispose of any shares of common stock, options or warrants to purchase shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or

●	in our case, file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

●	in the case of our directors, officers and other holders of our securities, make any demand for exercise of any rights with respect to the registration of any securities.

This agreement is subject to certain exceptions. See “Underwriting” below for additional discussion.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our common stock on behalf of our affiliates are entitled to sell upon expiration of the market standoff agreements and lock-up agreements described above, within any three-month period, a number of shares that does not exceed the greater of:

●	1% of the number of shares of our capital stock then outstanding, which will equal shares immediately after this offering; or

●	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares of our common stock on behalf of our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Registration Statement

We intend to file a registration statement on Form S-8 under the Securities Act promptly after the completion of this offering to register shares of our common stock reserved for future issuance under our 2019 Plan. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares of our common stock covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable market standoff agreements and lock-up agreements. See the section captioned “Executive Compensation – 2019 Incentive Award Plan” for a description of our equity compensation plans.

Registration Rights Agreement

Upon the closing of this offering, the holders of                shares of common stock or their transferees will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See “Certain Relationships and Related Party Transactions – Registration Rights Agreement” for additional information. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons subject to the alternative minimum tax;

●	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	tax-qualified retirement plans;

●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to the stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “– Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC, acting as the representative of the several underwriters named below, with respect to the shares of common stock subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the number of shares of common stock provided below opposite their respective names.

Underwriters	Number of Shares
Roth Capital Partners, LLC

Total

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock if any such shares are taken. However, the underwriters are not required to take or pay for the shares of common stock covered by the underwriters’ over-allotment option described below.

Over-Allotment Option

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of                additional shares of common stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. If the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

Discount, Commissions and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $                per share. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $                per share to certain brokers and dealers. After this offering, the initial public offering price, concession and reallowance to dealers may be changed by the representative. No such change will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares of common stock are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

The following table shows the underwriting discount payable to the underwriters by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase additional shares.

	Per share(1)	Total Without Exercise of Over-Allotment Option	Total With Exercise of Over-Allotment Option
Public offering price	$	$	$
Underwriting discount	$	$	$

(1)	Does not include the underwriters’ warrants or the rights granted to the representative, each as described below.

We have agreed to reimburse the underwriters for certain out-of-pocket expenses, including the fees and disbursements of their counsel, up to an aggregate of $175,000. We estimate that the total expenses payable by us in connection with this offering, other than the underwriting discount referred to above, will be approximately $                .

If we decide to pursue any public or private offering of our equity, equity-linked or debt securities, at any time within six months of the date of the final closing of this offering, we are obligated to offer the representative the right to act as the exclusive placement agent or lead underwriter and sole book runner, as applicable, for such offering, under a separate agreement containing terms and conditions customary for the representative and mutually agreed upon by us and the representative. For a period of six months thereafter, we have agreed to grant to the representative a right of participation in any public or private offering of our equity, equity-linked or debt securities on equal terms and conditions with any other placement agent or underwriter or bookrunner.

Underwriters’ Warrants

We have also agreed to issue to the underwriters’ warrants to purchase a number of our shares of common stock equal to an aggregate of 8% of the shares of common stock sold in this offering. The underwriters’ warrants will have an exercise price equal to 115% of the initial public offering price of the shares of common stock sold in this offering and may be exercised on a cashless basis. The underwriters’ warrants are not redeemable by us, become exercisable 180 days from the effective date of the registration statement of which this prospectus forms a part and will expire on the fifth anniversary of such effective date. The underwriters’ warrants will provide for adjustment in the number and price of such underwriters’ warrants (and the shares of common stock underlying such underwriters’ warrants) in the event of recapitalization, merger or other fundamental transaction. The underwriters’ warrants and the underlying shares of common stock have been deemed compensation by FINRA and are therefore subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriters’ warrants nor any shares of our common stock issued upon exercise of the underwriter warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriters’ warrants are being issued, except the transfer of any security:

●	by operation of law or by reason of reorganization of the Company;

●

to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

●	if the aggregate amount of securities of the Company held by either an underwriter or a related person do not exceed 1% of the securities being offered;

●

that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

●	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

In addition, in accordance with FINRA Rule 5110(f)(2)(G), the underwriters’ warrants may not contain certain terms.

No Public Market

Prior to this offering, there has not been a public market for our common stock and the public offering price for our common stock will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

No assurance can be given that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that an active trading market for our common stock will develop and continue after this offering.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Lock-up Agreements

We, our officers, directors and all of our stockholders have agreed, subject to limited exceptions, for a period of 180 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representative. The representative may, in its sole discretion and at any time or from time to time before the termination of the lock-up period release all or any portion of the securities subject to lock-up agreements; provided, however, that, subject to limited exceptions, at least three business days before the release or waiver or any lock-up agreement, the representative must notify us of the impending release or waiver and we will be required to announce the impending release or waiver through a major news service at least two business days before the release or waiver.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●

Syndicate covering transactions involve purchases of shares of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing and Transfer Agent

We intend to apply to list our common stock on The Nasdaq Capital Market under the trading symbol “PCIM”. The transfer agent of our common stock is Computershare Trust Company, N.A.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, certain of the underwriters and/or their affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees. In the course of their businesses, the underwriters and their affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriters and their affiliates may at any time hold long or short positions in such securities or loans. Except for services provided in connection with this offering, no underwriter has provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain any underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

NOTICE TO INVESTORS

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented, warranted and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another

Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

●	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

●	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the shares offered hereby are “securities.”

LEGAL MATTERS

Latham & Watkins, LLP, Menlo Park, California will pass upon the validity of the shares of our common stock being offered by this prospectus. Lowenstein Sandler LLP, New York, New York is acting as counsel to the underwriters.

EXPERTS

The consolidated financial statements of Psyop Media Company, LLC and subsidiaries as of December 31, 2017 and 2016, and for the years then ended have been included herein in reliance upon the report of Citrin Cooperman & Company, LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and website of the SEC referred to above. We also maintain a website at www.psyop.com where, upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information on or that can be accessed through our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

PSYOP MEDIA COMPANY, LLC AND SUBSIDIARIES

PSYOP MEDIA COMPANY, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2018 (UNAUDITED)	2017
ASSETS
Current assets
Cash	$3,318,741	$6,240,967
Accounts receivable, net	5,460,371	5,389,567
Costs and estimated earnings in excess of billings on uncompleted contracts	1,896,315	1,068,418
Prepaid expenses	659,499	611,801

Total current assets	11,334,926	13,310,753
Property and equipment, net	3,803,115	4,643,403
Investment in equity method investee	1,759,812	-
Deferred tax asset	155,074	73,465
Other assets	1,342,745	1,502,865

Total assets	$18,395,672	$19,530,486

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable and other current liabilities	$6,798,746	$6,145,966
Bank note payable, current portion	612,688	1,099,023
Other notes payable, current portion	1,344,722	800,000
Billings in excess of costs and estimated earnings on uncompleted contracts	2,649,868	1,960,364

Total current liabilities	11,406,024	10,005,353

Bank note payable, less current portion	-	352,152
Other notes payable, less current portion	3,188,537	3,400,000
Other long term liabilities	1,669,580	1,157,425

Total liabilities	16,264,141	14,914,930

Commitments and contingencies
Members’ equity
Members’ equity	2,284,425	4,768,005
Accumulated other comprehensive loss	(152,894)	(152,449)

Total members’ equity	2,131,531	4,615,556

Total liabilities and members’ equity	$18,395,672	$19,530,486

See accompanying notes to unaudited consolidated financial statements.

PSYOP MEDIA COMPANY, LLC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

	Nine Months Ended September 30,
	2018	2017
Contract revenues	$43,051,426	$46,302,024
Cost of contract revenues	34,084,439	33,927,630

Gross profit	8,966,987	12,374,394
Selling, general and administrative expenses	10,849,954	12,098,229

Operating income (loss)	(1,882,967)	276,165

Other income (expense)
Interest income	22,421	7,135
Interest expense	(115,412)	(114,108)
Other expense	(43,446)	(96,257)

	(136,437)	(203,230)

Income (loss) before income tax benefit (expense)	(2,019,404)	72,935
Income tax benefit (expense)	114,472	(19,267)

Income (loss) before income from equity method investment	1,904,932	53,668

Income from equity method investment	132,490	-

Net income (loss)	(1,772,442)	53,668
Other comprehensive income
Foreign currency translation gain (loss)	(445)	3,899

Comprehensive income (loss)	$(1,772,887)	$57,567

See accompanying notes to unaudited consolidated financial statements.

PSYOP MEDIA COMPANY, LLC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

Nine Months Ended September 30, 2018

	Members’ Equity	Accumulated Other Comprehensive Loss	Total Members’ Equity
Balances, December 31, 2017	$4,768,005	$(152,449)	$4,615,556

Foreign currency translation adjustment		(445)	(445)
Net loss	(1,772,442)		(1,772,442)
Distribution to equity holders	(711,138)		(711,138)

Balances, September 30, 2018	$2,284,425	$(152,894)	$2,131,531

See accompanying notes to unaudited consolidated financial statements.

PSYOP MEDIA COMPANY, LLC AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities
Net income (loss)	$(1,772,442)	$53,668
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred income tax (benefit) expense	(81,609)	(14,460)
Depreciation and amortization	990,706	1,332,787
Equity based compensation	-	84,677
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Accounts receivable	(70,804)	(4,364,013)
Costs and estimated earnings in excess of billings on uncompleted contracts	(827,897)	(1,467,179)
Prepaid expenses	(47,698)	256,440
Other assets	2,630	168,243
Accounts payable and other current liabilities	652,780	(42,998)
Billings in excess of costs and estimated earnings on uncompleted contracts	689,504	1,393,938
Other long term liabilities	512,155	175,541

Net cash provided by (used in) operating activities	47,325	(2,423,356)

Cash flows from investing activities
Acquisition of property and equipment	(125,418)	(267,244)
Investment in equity method investee	(495,036)	-
Purchase of intangible asset	-	(300,000)

Net cash used in investing activities	(620,454)	(567,244)

Cash flows from financing activities
Principal payments on bank note payable	(837,682)	(963,995)
Payment for repurchase of membership units	(800,000)	(500,000)
Distributions to equity holders	(711,138)	-

Net cash used in financing activities	(2,348,820)	(1,463,995)

Effect of exchange rate changes on cash	(277)	3,899

Net (decrease) in cash	(2,922,226)	(4,450,696)
Cash, beginning of period	6,240,967	8,205,951

Cash, end of period	$3,318,741	$3,755,255

Supplemental disclosures of cash flow information, cash paid during the period:
Income taxes, net	$15,000	$-

Interest	$112,325	$86,261

Non-cash financing activities:
Issuance of other notes payable in connection with equity method investment	$1,775,375	$-

Issuance of other notes payable in connection with repurchase of membership units	$-	$4,700,000

See accompanying notes to unaudited consolidated financial statements.

PSYOP MEDIA COMPANY, LLC AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations

Psyop Media Company, LLC and its wholly-owned subsidiaries, (collectively, “the Company”) is a media company that creates innovative and award-winning content for some of the world’s most well-known brands. The Company creates content for commercials, television series, digital and social media, experiential and influencer platforms and virtual reality (VR) and augmented reality (AR) experiences. The Company operates as a single operating segment.

2. Summary of significant accounting policies

Principles of Consolidation and Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Psyop Media Company, LLC and its wholly-owned subsidiaries. The Company has prepared the unaudited condensed consolidated interim financial statements included herein in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for reporting interim financial information. Accordingly, the financial statements have been condensed and do not include certain information and disclosures pursuant to these rules. The consolidated results for interim periods are not necessarily indicative of results for the full year and should be read in conjunction with the financial statements and related footnotes for the year ended December 31, 2017 included in this Form S-1 filing.

The accompanying financial statements reflect all adjustments, consisting of normally recurring accruals, which in the opinion of management are necessary for a fair presentation, in all material respects, of the information contained therein. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Revenue Recognition

The Company recognizes revenues using the percentage-of-completion method of accounting in accordance with GAAP which provides for the recognition of revenue when (1) persuasive evidence of a final agreement exists, (2) delivery has occurred or services have been rendered, (3) the selling price is fixed or determinable, and (4) collectability is reasonably assured. Accordingly, earnings are recognized on a contract-by-contract basis in the ratio that actual costs incurred bear to total estimated costs, as determined by management (the cost-to-cost method). Using the cost-to-cost method, revenues are recorded at amounts equal to the ratio of actual cumulative costs incurred divided by total estimated costs, multiplied by the total estimated contract revenue, less accumulated revenue recognized in prior periods. Adjustments to cost estimates are made periodically, based upon the specific circumstances affecting each contract in progress. Losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined.

The aggregate of costs incurred and earnings recognized on uncompleted contracts in excess of related billings is shown as a current asset, and the aggregate of billings on uncompleted contracts in excess of related costs incurred and earnings recognized is shown as a current liability.

Cost Recognition

Contract costs include all labor, subcontractors and other direct costs related to contract performance such as equipment rental, supplies and other production costs. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under GAAP approximate the carry amounts presented in the consolidated balance sheets.

Cash

The Company considers all investment instruments with original maturities of three months or less to be cash equivalents. The Company has credit risk at various times during the nine month period; balances of cash at financial institutions exceeded the federally insured limit. The Company has not experienced any losses in such accounts, and the Company had no holdings in cash equivalents during the periods ended September 30, 2018 and December 31, 2017. At September 30, 2018 and December 31, 2017, the Company has issued Standby Letters of Credit in the aggregate amount of $1,104,500 for irrevocable, unconditional, and non-transferable letters of credit to its landlords for two of its production facilities.

Accounts Receivable

The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, management evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. Accounts are written off once management has determined the balances will not be collected. Specific allowances for doubtful accounts in the amounts of $26,113 and $26,113 were recorded for customers’ balances at September 30, 2018 and December 31, 2017, respectively.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation and amortization. Costs of additions and substantial improvements to property and equipment are capitalized, while maintenance and repairs are charged to operations as incurred. Asset and related accumulated depreciation and amortization amounts are relieved from the accounts for retirements or dispositions.

Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of the assets ranging from three to five years, while leasehold improvements are amortized, using the straight line method, over the shorter of either their economic useful lives or the term of the respective leases.

Impairment of Long-Lived Assets

In accordance with GAAP, the Company periodically assesses the recoverability of the carrying amounts of long-lived assets whenever events or changes in circumstances occur that indicate the carrying value may not be recoverable. An impairment loss is recognized when expected undiscounted future cash flows are less than the carrying amount of the asset. The impairment loss is the difference by which the carrying amount of the asset exceeds its fair value. At September 30, 2018 and December 31, 2017, there was no impairment loss on the Company’s long-lived assets.

Equity Method Investments

The equity method is used to account for investment in entities in which the Company has an ownership interest of less than 50% and has significant influence, or joint control by contractual arrangement over the operating and financial policies of the affiliate. The Company currently has one equity investment and it is reflected in investment in equity method investee.

Income taxes

The Company is a limited liability company and treated as a partnership for income tax purposes and not subject to federal or state taxes. As such, income or loss of the Company, in general, is allocated to the members for inclusion in their personal income tax return. The Company conducts business in New York City and is subject to New York City Unincorporated Business tax.

The Company complies with GAAP, which requires an asset and liability approach to financial reporting of income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on exacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

In accordance with GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce members’ equity. The Company is subject to potential examination by jurisdiction authorities in the areas of income taxes for all periods subsequent to 2014. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and assumptions.

Foreign Currency Translation

In accordance with GAAP, the Company complies with accounting for foreign subsidiaries whose functional currency is the local currency. Assets and liabilities are translated using the published exchange rate in effect at the consolidated balance sheet date. Results of operations are translated using an approximated weighted average exchange rate for the year. Resulting translation adjustments are recorded as a component of accumulated other comprehensive loss.

Recently issued but not yet effective accounting pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The update applies to contracts with customers to transfer goods or services and contracts to transfer nonfinancial assets unless those contracts are within the scope of other standards (for example, lease transactions). The update supersedes the revenue recognition requirements in FASB ASC 605, Revenue Recognition, and most industry-specific guidance. The core principle of the guidance is that revenue is recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The update is effective for annual periods beginning after December 15, 2018. The Company is currently evaluating the impact of the future adoption of ASU 2014-09 on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. The update requires that, at lease inception, a lessee recognize in the statement of financial condition a right-of-use asset, representing the right to use the underlying asset for the lease term, and a lease liability, representing the liability to make lease payments. The ASU also requires that for finance leases, a lessee recognize interest expense on the lease liability, separately from the amortization of the right-of-use asset in the statement of operations, while for operating leases, such amounts should be recognized as a combined expense in the statement of operations. In addition, ASU 2016-02 requires expanded disclosures about the nature and terms of lease agreements. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2019, including interim periods within that reporting period. Early adoption is permitted. The Company is currently evaluating the impact of the future adoption of ASU 2016-02 on the Company’s consolidated financial statements.

3. Costs, estimated earnings and billings on uncompleted contracts

At September 30, 2018 and December 31, 2017, costs, estimated earnings and billings on uncompleted contracts consisted of the following:

	2018	2017
Costs incurred to date on uncompleted contracts	$17,621,433	$6,641,810
Estimated earnings	11,756,003	3,385,789

	29,377,436	10,027,599
Billings to date	(30,130,989)	(10,919,545)

	$(753,553)	$(891,946)

The above amounts are included in the accompanying consolidated balance sheets under the following captions:

	2018	2017
Costs and estimated earnings in excess of billings on uncompleted contracts	$1,896,315	$1,068,418
Billings in excess of costs and estimated earnings on uncompleted contracts	(2,649,868)	(1,960,364)

	$(753,553)	$(891,946)

4. Bank debt

On April 23, 2015, the Company Amended and Restated its Loan Agreement (“Credit Facility”). The Credit Facility consists of three Term Loans with an original principal aggregate amount of $5,250,000, a $1,000,000 Line of Credit and a $1,500,000 Letter of Credit Facility for the issuance of Standby Letters of Credit. During 2016, the Letter of Credit Facility was increased to $2,000,000.

Term Loan B in the amount of $1,000,000 matured March 2018 bore interest at 5.75% per annum and was payable in 60 consecutive equal monthly installments of principal and interest in the amount of $18,836.84. At September 30, 2018 and December 31, 2017, the balance outstanding under Term Loan B was $0 and $74,532, respectively.

Term Loan C in the amount of $3,000,000 matures April 2019 and was payable in 12 consecutive equal monthly installments of interest only of approximately $11,000 per month from May 1, 2015 through April 1, 2016 and bore interest during such period at 4.25% per annum. Beginning May 1, 2016, Term Loan C is payable in 36 consecutive equal monthly installments of principal and interest in the amount of $88,838 and bears interest at the prime rate in effect as of May 1, 2016, which was 3.5%, plus 1% per annum. Therefore, the interest rate at September 30, 2018 and December 31, 2017 was 4.5%. At September 30, 2018 and December 31, 2017, the balance outstanding under Term Loan C was $612,688 and $1,376,643, respectively.

The Line of Credit matures annually on June 30 of each year and bears interest at a rate per annum equal to the greater of (i) the Prime Rate plus one percent (1.0%) or (ii) four and one-half percent (4.5%). At December 31, 2017, the Company had available under the Line of Credit $1,000,000 with no amounts outstanding. On May 31, 2018, the Company’s Line of Credit under its Credit Facility was increased from $1,000,000 to $3,000,000. At September 30, 2018, the Company had available under the Line of Credit $3,000,000 with no amounts outstanding.

At September 30, 2018 and December 31, 2017, the Company, in connection with two of its production facilities has issued its landlords irrevocable, unconditional, and non-transferable letters of credit for an aggregate amount of $1,104,500 as a security deposit under its $2,000,000 Letter of Credit Facility.

The Credit Facility is collateralized by all the assets of the Company and its’ Operating Subsidiaries who are Guarantors (the “Guarantors”). The Company and the Guarantors are subject to certain annual financial covenants that must be maintained under the Credit Facility. As of December 31, 2017, the Company was in compliance with all of its financial covenants.

Future principal payments due on Term Loan C for years ending December 31 are as follows:

2018 (after September 30)	$260,523
2019	352,165

$612,687

5. Other notes payable

In April 2017, the Company purchased 85,000 Class B-2 units from a unit holder for $1,200,000. The $1,200,000 will be paid in four equal annual installments of $300,000 beginning March 15, 2018 and ending of March 15, 2021.

In May 2017, the Company purchased 225,000 Class B-1 units from a unit holder for $3,500,000. The $3,500,000 will be paid as follows, $500,000 in May 2017, $500,000 in March 2018, $750,000 in March 2019, $750,000 in March 2020 and $1,000,000 in March 2021. The note bears interest at a rate of 3% per annum.

On April 10, 2018, the Company acquired a 40% interest in Broken Bone Club Limited, a private limited company incorporated in England and Wales (the “investee”) for $1,775,375. The amount paid at closing was $355,075 and the remaining $1,420,300 will be paid in 48 equal monthly installments, bearing interest at 3% per annum, beginning May 10, 2018.

Future principal payments due on Other Note Payables for years ending December 31 are as follows:

2018 (after September 30)	$79,065
2019	1,366,258
2020	1,366,258
2021	1,616,258
2022	105,419

$4,533,259

6. Accounts payable and other current liabilities

Accounts payable and other current liabilities consist of the following at September 30, 2018 and December 31, 2017:

	2018	2017
Accounts payable	$2,527,674	$1,483,021
Accrued salaries and related expenses	781,225	2,711,049
Income tax payable	-	7,269
Accrued commissions	915,799	635,855
Subcontractors payable	1,716,492	700,624
Other accrued expenses	857,556	608,148

	$6,798,746	$6,145,966

7. Members Equity

As of September 30, 2018, the Company has Member Units outstanding of 897,846, of which (i) 80,000 were denominated as “Class A-1 Units,” (ii) 190,476 were denominated as “Class A-2 Units,” (iii) 565,996 were denominated as “Class B-3 Units” (iv) 24,004 were denominated as “Class B-4 Units.” and (v) 37,370 were denominated as “Class C Units.” In addition, the Company has 150,407 Class C Units reserved for future issuance.

In the event of a transaction not in the ordinary course of business (an “Extraordinary Event”), which results in the Company’s receipt of cash or other consideration, including, without limitation, (i) the dissolution of the Company; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets or the sale of a division of the Company; or (iii) the consummation of a merger or consolidation of the Company with any other business entity where a change in control occurs, such consideration shall be distributed to the Unit Holders in the following order of priority:

(a)

First, eighty four percent (84%) to the Class A-1 Unit Holders in proportion to their respective Class A-1 Units and sixteen percent (16%) to the Class A-2 Unit Holders in proportion to their respective Class A-2 Units, until the Class A-1 Unit Holders have collectively received Twelve Million Eight Hundred Seventy Five Thousand Dollars ($12,875,000).

(b)

Second, eighty four percent (84%) to the Class A-1, Class B-3 and Class B-4 Unit Holders in proportion to their respective Residual Interests and sixteen percent (16%) to the Class A-2 Unit Holders in proportion to their respective Class A-2 Units until the Class A-1, Class B-3 and Class B-4 Unit Holders have collectively received Twenty Seven Million Two Hundred Thousand Dollars ($27,200,000).

(c)

Third, eighty four percent (84%) to the Class A-1, Class B-3, Class B-4 and Class C Unit Holders in the ratio of their respective Residual Interests and sixteen percent (16%) to the Class A-2 and Class C Unit Holders in the ratio of their respective Residual Interests.

During the period ended September 30, 2018, the Company made a profit distribution of $711,138 to certain of its members.

8. Other Assets

Other assets consist of the following at September 30, 2018 and December 31, 2017:

	2018	2017
Due from related party	$808,538	$777,347
Other assets	534,207	725,518

	$1,342,745	$1,502,865

9. Contingencies

Other

The Company has various representation agreements with third parties that provide business referrals to the Company for commissions. Accordingly, the Company is obligated to pay such commissions on certain contracts that are entered into, via the third parties’ business referral efforts. Commission expense amounted to $943,413 and $1,084,686 for the nine months ended September 30, 2018 and 2017, respectively

The Company is, from time to time, involved in ordinary and routine litigation. Management presently believes that the ultimate outcome of these proceedings, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

10. Concentrations

The Company had one (1) customer that accounted for 15% of contract revenues during the nine months ended September 30, 2018. The Company had two (2) customers that accounted for 28% of contract revenues during the nine months ended September 30, 2017.

Three (3) customers accounted for 49% of gross accounts receivable as of September 30, 2018. Four (4) customers accounted for 64% of gross accounts receivable as of December 31, 2017.

11. Related party transactions

Psyop, Inc. is a related party to the Company through common ownership. At September 30, 2018 and December 31, 2017, the Company has a receivable from Psyop, Inc. of $808,538 and $777,347, respectively. During the nine months ended September 30, 2018, the Company has paid $31,191 to tax authorities for prior periods on behalf of Psyop, Inc. increasing the receivable. There were no related party transactions between Psyop, Inc. and the Company during the year ended December 31, 2017.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers

Psyop Media Company, LLC and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Psyop Media Company, LLC and Subsidiaries (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive income (loss), changes in members’ equity and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Citrin Cooperman & Company, LLP
CERTIFIED PUBLIC ACCOUNTANTS

We have served as the Company’s auditor since 2018.

New York, New York

August 6, 2018

PSYOP MEDIA COMPANY, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
ASSETS
Current assets
Cash	$6,240,967	$8,205,951
Accounts receivable, less allowance for doubtful accounts of $26,113 in 2017 and 2016, respectively	5,389,567	3,262,424
Costs and estimated earnings in excess of billings on uncompleted contracts	1,068,418	530,459
Prepaid expenses	611,801	820,846

Total current assets	13,310,753	12,819,680
Property and equipment, net	4,643,403	6,023,120
Deferred tax asset	73,465	48,000
Other assets	1,502,865	1,271,974

Total assets	$19,530,486	$20,162,774

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities
Accounts payable and other current liabilities	$6,145,966	$5,506,506
Bank note payable, current portion	1,099,023	1,269,006
Other notes payable, current portion	800,000	-
Billings in excess of costs and estimated earnings on uncompleted contracts	1,960,364	2,028,449

Total current liabilities	10,005,353	8,803,961
Bank note payable, less current portion	352,152	1,450,008
Other notes payable, less current portion	3,400,000	-
Deferred rent	1,157,425	894,238

Total liabilities	14,914,930	11,148,207

Commitments and contingencies
Members’ equity
Members’ equity	4,768,005	9,185,173
Accumulated other comprehensive loss	(152,449)	(170,606)

Total members’ equity	4,615,556	9,014,567

Total liabilities and members’ equity	$19,530,486	$20,162,774

See accompanying notes to consolidated financial statements.

PSYOP MEDIA COMPANY, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2017	2016
Contract revenues	$61,962,243	$62,863,029
Cost of contract revenues	45,272,623	45,895,020

Gross profit	16,689,620	16,968,009
Selling, general and administrative expenses	16,184,145	17,848,943

Operating income (loss)	505,475	(880,934)

Other income (expense)
Interest income	7,162	2,306
Interest expense	(160,788)	(183,057)
Other expense	(137,076)	(181,117)

	(290,702)	(361,868)

Income (loss) before income tax benefit (expense)	214,773	(1,242,802)
Income tax benefit (expense)	(16,618)	71,155

Net income (loss)	198,155	(1,171,647)
Other comprehensive income
Foreign currency translation gain	18,157	37,652

Comprehensive income (loss)	$216,312	$(1,133,995)

See accompanying notes to consolidated financial statements.

PSYOP MEDIA COMPANY, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

Years Ended December 31, 2017 and 2016

	Members’ Equity	Accumulated Other Comprehensive Loss	Total Members’ Equity
Balances, December 31, 2015	$11,474,430	$(208,258)	$11,266,172

Foreign currency translation adjustment		37,652	37,652
Net income	(1,171,647)		(1,171,647)
Distribution to Members	(1,117,610)		(1,117,610)

Balances, December 31, 2016	$9,185,173	$(170,606)	$9,014,567

Foreign currency translation adjustment		18,157	18,157
Net income	198,155		198,155
Equity based compensation	84,677		84,677
Repurchase of membership units	(4,700,000)		(4,700,000)

Balances, December 31, 2017	$4,768,005	$(152,449)	$4,615,556

See accompanying notes to consolidated financial statements.

PSYOP MEDIA COMPANY, LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2017	2016
Cash flows from operating activities
Net income (loss)	$198,155	$(1,171,647)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax benefit	(25,465)	(6,919)
Depreciation and amortization	1,706,389	2,112,061
Bad debt expense (recovery)	-	(104,680)
Loss on disposal of assets	1,003	-
Equity based compensation	84,677	-
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Accounts receivable	(2,127,143)	3,193,478
Costs and estimated earnings in excess of billings on uncompleted contracts	(537,959)	1,846
Prepaid expenses	209,045	(19,046)
Other assets	69,109	439,759
Accounts payable and other current liabilities	639,460	(3,427,436)
Billings in excess of costs and estimated earnings on uncompleted contracts	(68,085)	(32,858)
Deferred rent	263,187	(29,151)

Net cash provided by operating activities	412,373	955,407

Cash flows from investing activities
Acquisition of property and equipment	(324,675)	(1,647,747)
Purchase of intangible asset	(300,000)	-

Net cash used in investing activities	(624,675)	(1,647,747)

Cash flows from financing activities
Principal payments on bank note payable	(1,267,839)	(1,122,715)
Payment for repurchase of membership units	(500,000)	-
Distributions to equity holders	-	(1,117,610)

Net cash used in financing activities	(1,767,839)	(2,240,325)

Effect of exchange rate changes on cash	15,157	37,117

Net (decrease) in cash	(1,964,984)	(2,895,548)
Cash, beginning of year	8,205,951	11,101,499

Cash, end of year	$6,240,967	$8,205,951

Supplemental disclosures of cash flow information, cash paid during the year:
Income taxes, net	$-	$124,801

Interest	$109,111	$210,401

Non-cash financing activities:
Issuance of other notes payable in connection with repurchase of membership units	$4,700,000	$-

See accompanying notes to consolidated financial statements.

PSYOP MEDIA COMPANY, LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Operations

Psyop Media Company, LLC and its wholly-owned subsidiaries, (collectively, “the Company”) is a media company that creates innovative and award-winning content for some of the world’s most well-known brands. The Company creates content for commercials, television series, digital and social media, experiential and influencer platforms and virtual reality (VR) and augmented reality (AR) experiences. The Company operates as a single operating segment.

2. Summary of significant accounting policies

Principles of Consolidation

The accompanying consolidated financial statements as of and for the years ended December 31, 2017 and 2016 include the accounts of the Psyop Media Company, LLC and its wholly-owned subsidiaries. The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Revenue Recognition

The Company recognizes revenues using the percentage-of-completion method of accounting in accordance with GAAP which provides for the recognition of revenue when (1) persuasive evidence of a final agreement exists, (2) delivery has occurred or services have been rendered, (3) the selling price is fixed or determinable, and (4) collectability is reasonably assured. Accordingly, earnings are recognized on a contract-by-contract basis in the ratio that actual costs incurred bear to total estimated costs, as determined by management (the cost-to-cost method). Using the cost-to-cost method, revenues are recorded at amounts equal to the ratio of actual cumulative costs incurred divided by total estimated costs, multiplied by the total estimated contract revenue, less accumulated revenue recognized in prior periods. Adjustments to cost estimates are made periodically, based upon the specific circumstances affecting each contract in progress. Losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined.

The aggregate of costs incurred and earnings recognized on uncompleted contracts in excess of related billings is shown as a current asset, and the aggregate of billings on uncompleted contracts in excess of related costs incurred and earnings recognized is shown as a current liability.

Cost Recognition

Contract costs include all labor, subcontractors and other direct costs related to contract performance such as equipment rental, supplies and other production costs. Changes in job performance, job conditions, and estimated profitability, including those arising from contract penalty provisions, and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under GAAP approximate the carry amounts presented in the consolidated balance sheets.

Cash

The Company considers all investment instruments with original maturities of three months or less to be cash equivalents. The Company has a credit risk as at various times during the years, balances of cash at financial institutions exceeded the federally insured limit. The Company has not experienced any losses in such accounts, and the Company had no holdings in cash equivalents during the years ended December 31, 2017 and 2016. During 2015, the Company Amended and Restated its Loan Agreement which provided for a $1,500,000 Letter of Credit Facility for the issuance of Standby Letters of Credit. During 2016, this Facility was increased to $2,000,000. At December 31, 2017 and 2016, the Company has issued Standby Letters of Credit in the aggregate amount of $1,104,500 under the Facility for irrevocable, unconditional, and non-transferable letters of credit to its landlords for two of its production facilities.

Accounts Receivable

The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, management evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. Accounts are written off once management has determined the balances will not be collected. Specific allowances for doubtful accounts in the amounts of $26,113 and $26,113 were recorded for customers’ balances at December 31, 2017 and 2016, respectively.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation and amortization. Costs of additions and substantial improvements to property and equipment are capitalized, while maintenance and repairs are charged to operations as incurred. Asset and related accumulated depreciation and amortization amounts are relieved from the accounts for retirements or dispositions.

Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives of the assets ranging from three to five years, while leasehold improvements are amortized, using the straight line method, over the shorter of either their economic useful lives or the term of the respective leases.

Impairment of Long-Lived Assets

In accordance with GAAP, the Company periodically assesses the recoverability of the carrying amounts of long-lived assets whenever events or changes in circumstances occur that indicate the carrying value may not be recoverable. An impairment loss is recognized when expected undiscounted future cash flows are less than the carrying amount of the asset. The impairment loss is the difference by which the carrying amount of the asset exceeds its fair value. At December 31, 2017 and 2016, there was no impairment loss on the Company’s long-lived assets.

Income taxes

The Company is a limited liability company and treated as a partnership for income tax purposes. As such, income or loss of the Company, in general, is allocated to the members for inclusion in their personal income tax return. The Company conducts business in New York City and is subject to New York City Unincorporated Business tax.

The Company complies with GAAP, which requires an asset and liability approach to financial reporting of income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

In accordance with GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce members’ equity. The Company is subject to potential examination by jurisdiction authorities in the areas of income taxes for all periods subsequent to 2012. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Foreign Currency Translation

In accordance with GAAP, the Company complies with accounting for foreign subsidiaries whose functional currency is the local currency. Assets and liabilities are translated using the published exchange rate in effect at the consolidated balance sheet date. Results of operations are translated using an approximated weighted average exchange rate for the year. Resulting translation adjustments are recorded as a component of accumulated other comprehensive loss.

Recently issued but not yet effective accounting pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”). The update applies to contracts with customers to transfer goods or services and contracts to transfer nonfinancial assets unless those contracts are within the scope of other standards (for example, lease transactions). The update supersedes the revenue recognition requirements in FASB ASC 605, Revenue Recognition, and most industry-specific guidance. The core principle of the guidance is that revenue is recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The update is effective for annual periods beginning after December 15, 2018. The Company is currently evaluating the impact of the future adoption of ASU 2014-09 on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases. The update requires that, at lease inception, a lessee recognize in the statement of financial condition a right-of-use asset, representing the right to use the underlying asset for the lease term, and a lease liability, representing the liability to make lease payments. The ASU also requires that for finance leases, a lessee recognize interest expense on the lease liability, separately from the amortization of the right-of-use asset in the statement of operations, while for operating leases, such amounts should be recognized as a combined expense in the statement of operations. In addition, ASU 2016-02 requires expanded disclosures about the nature and terms of lease agreements. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2019, including interim periods within that reporting period. Early adoption is permitted. The Company is currently evaluating the impact of the future adoption of ASU 2016-02 on the Company’s consolidated financial statements.

3. Costs, estimated earnings and billings on uncompleted contracts

At December 31, 2017 and 2016, costs, estimated earnings and billings on uncompleted contracts consisted of the following:

	2017	2016
Costs incurred to date on uncompleted contracts	$6,641,810	$4,323,201
Estimated earnings	3,385,789	3,266,928

	10,027,599	7,590,129
Billings to date	(10,919,545)	(9,088,119)

	$(891,946)	$(1,497,990)

The above amounts are included in the accompanying consolidated balance sheets under the following captions:

	2017	2016
Costs and estimated earnings in excess of billings on uncompleted contracts	$1,068,418	$530,459
Billings in excess of costs and estimated earnings on uncompleted contracts	(1,960,364)	(2,028,449)

	$(891,946)	$(1,497,990)

4. Property and equipment

Property and equipment consists of the following at December 31:

	2017	2016
Audio visual equipment	$69,006	$832,433
Computer equipment	3,704,985	9,957,372
Computer software	104,792	1,677,949
Furniture and fixtures	478,995	1,055,866
Leasehold improvements	4,489,477	8,271,096

	8,847,255	21,794,716
Less: accumulated depreciation and amortization	(4,203,852)	(15,771,596)

	$4,643,403	$6,023,120

Depreciation and amortization expense was $1,706,389 and $2,112,061 for the years ended December 31, 2017 and 2016, respectively.

5. Bank debt

On April 23, 2015, the Company Amended and Restated its Loan Agreement (“Credit Facility”). The Credit Facility consists of three Term Loans with an original principal aggregate amount of $5,250,000, a $1,000,000 Line of Credit and a $1,500,000 Letter of Credit Facility for the issuance of Standby Letters of Credit. During 2016, the Letter of Credit Facility was increased to $2,000,000.

Term Loan A in the amount of $1,250,000 matured March 2017 and bore interest at 5.75% per annum was payable in 60 consecutive equal monthly installments of principal and interest in the amount of $24,024.80. At December 31, 2017 and 2016, the balance outstanding under Term Loan A is $0 and $74,937, respectively.

Term Loan B in the amount of $1,000,000 matures March 2018 bears interest at 5.75% per annum and is payable in 60 consecutive equal monthly installments of principal and interest in the amount of $18,836. At December 31, 2017 and 2016, the balance outstanding under Term Loan B is $74,532 and $289,262, respectively.

Term Loan C in the amount of $3,000,000 matures April 2019 and was payable in 12 consecutive equal monthly installments of interest only of approximately $11,000 per month from May 1, 2015 thru April 1, 2016 and bore interest during such period at 4.25% per annum. Beginning May 1, 2016, Term Loan C is payable in 36 consecutive equal monthly installments of principal and interest in the amount of $88,838 and bears interest at the prime rate in effect plus 1% per annum, but in no event less than 4.25% per annum. The interest rate at December 31, 2017 was 4.5%. At December 31, 2017 and 2016, the balance outstanding under Term Loan C is $1,376,643 and $2,354,815, respectively.

The Line of Credit matures annually on March 1 of each year and bears interest at a rate per annum equal to the greater of (i) the Prime Rate plus one percent (1.0%) or (ii) four and one-half percent (4.5%). At December 31, 2017, the Company had available under the Line of Credit $1,000,000 with no amounts outstanding.

At December 31, 2017 and 2016, the Company, in connection with two of its production facilities has issued its landlords irrevocable, unconditional, and non-transferable letters of credit for an aggregate amount of $1,104,500 as a security deposit under its $2,000,000 Letter of Credit Facility.

The Credit Facility is collateralized by all the assets of the Company and its’ Operating Subsidiaries who are Guarantors (the “Guarantors”). The Company and the Guarantors are subject to certain financial covenants that must be maintained under the Credit Facility. As of December 31, 2016, the Company was in violation of one of its financial covenants. The Company subsequently received a waiver from its Bank for such violation. As of December 31, 2017, the Company was in compliance with all of its financial covenants.

Future principal payments due on Term Loans B and C for years ending December 31 are as follows:

2018	$1,099,023
2019	352,152

$1,451,175

6. Other notes payable

In April 2017, the Company purchased 85,000 Class B-2 units from a unit holder for $1,200,000. The $1,200,000 will be paid in four equal annual installments of $300,000 beginning March 15, 2018 and ending of March 15, 2021.

In May 2017, the Company purchased 225,000 Class B-1 units from a unit holder for $3,500,000. The $3,500,000 will be paid as follows, $500,000 in May 2017, $500,000 in March 2018, $750,000 in March 2019, $750,000 in March 2020 and $1,000,000 in March 2021. The note bears interest at a rate of 3% per annum.

Future principal payments due on Other Note Payables for years ending December 31 are as follows:

2018	$800,000
2019	1,050,000
2020	1,050,000
2021	1,300,000

$4,200,000

7. Accounts payable and other current liabilities

Accounts payable and other current liabilities consist of the following at December 31:

	2017	2016
Accounts payable	$1,483,021	$1,957,782
Accrued salaries and related expenses	2,711,049	1,888,979
Income tax payable	7,269	-
Accrued commissions	635,855	400,149
Subcontractors payable	700,624	272,353
Other accrued expenses	608,148	987,243

	$6,145,966	$5,506,506

8. Income taxes

The components of the Company’s net deferred tax asset at December 31 are as follows:

	2017	2016
Depreciation	$35,246	$28,294
Software maintenance contracts	6,243	(7,743)
Straight-lining of rent expense	23,149	17,885
Paid time off accrual	5,794	6,314
Organizational costs	2,511	2,728
Bad debt reserve	522	522

Net deferred tax asset	$73,465	$48,000

The components of income tax expense (benefit) for the years ended December 31 are as follows:

	2017	2016
Current
State and local	$42,083	$(64,236)

	42,083	(64,236)

Deferred
State and local	(25,465)	(6,919)

	(25,465)	(6,919)

	$16,618	$(71,155)

As the Company is a limited liability company, it is not subject to federal or state taxes. The Company conducts business in New York City and is subject to the New York City UBT, which has a tax rate of 4%, which is about half of the New York City corporate tax rate.

9. Retirement plan

The Company has a defined contribution retirement plan (the “Plan”) under the provisions of Section 401(k) of the Internal Revenue Code (“IRC”) that covers all eligible employees as defined in the Plan. Participants may elect to contribute up to 100% of pre-tax annual compensation, as defined by the Plan, up to a maximum prescribed by the IRC. The Company may make a discretionary matching contribution equal to or a percent of employee contributions. The Company, at its discretion, may make additional contributions subject to certain limitations.

On January 1, 2015, the Company incorporated the Safe Harbor 401(k) provisions to the Plan. As a result, the Company matched 100% of the first 3% and 50% of the next 2% of participant contributions during 2017 and 2016. For the years ended December 31, 2017 and 2016, the Company made contributions of $353,646 and $336,836, respectively.

10. Members Equity

During 2013, the Company issued a total of 552,000 Class A-2 units to a new member (the “Member”) in exchange for $8,000,000. The Class A-2 Units initially had rights as Class A-2 “Non-Participating Units” and, at the election of the Member; the Member may convert all of the “Non-Participating” Class A-2 units to Class A-2 “Participating Units” until March 31, 2016. On August 1, 2014, the member converted its 552,000 “Non-Participating” Class A-2 units to 190,476 Class A-2 Participating Units.

As of December 31, 2016, the Company has Member Units outstanding of 1,170,476, of which (i) 80,000 were denominated as “Class A-1 Units,” (ii) 190,476 were denominated as “Class A-2 Units,” (iii) 225,000 were denominated as “Class B-1 Units,” (iv) 85,000 were denominated as “Class B-2 Units,” (v) 565,996 were denominated as “Class B-3 Units” and (vi) 24,004 were denominated as “Class B-4 Units.” In addition, the Company has initially reserved for future issuance of 187,777 Units, which were Units denominated as “Class C Units.”

During 2017, the Company repurchased 85,000 Class B-2 units from a unit holder for $1,200,000 and repurchased 225,000 Class B-1 units from a different unit holder for $3,500,000.

During 2017, the Company issued 37,370 Class C units to certain employees and recognized equity based compensation expense of approximately $85,000 representing 100% of the fair value of the Class C units issued as the vesting period and the dollar value of the unvested amount as of December 31, 2017 was approximately $10,000 and considered immaterial. The fair value of the Class C units was determined using the Black Scholes Option Allocation Model and reflects the contractual terms of the Class C units with a time horizon of 2.5 years for a transaction to occur, calculated using the risk free rate of return of 1.94%, volatility of 40.7% and a 27% discount for lack of marketability in arriving at the $85,000 value of the Class C units. At December 31, 2017 the Company has reserved for future issuance 150,407 additional Class C Units.

As a result of the transactions above as of December 31, 2017, the Company has Member Units outstanding of 897,846, of which (i) 80,000 were denominated as “Class A-1 Units,” (ii) 190,476 were denominated as “Class A-2 Units,” (iii) 565,996 were denominated as “Class B-3 Units” (iv) 24,004 were denominated as “Class B-4 Units.” and (v) 37,370 were denominated as “Class C Units.” In addition, the Company has 150,407 Class C Units reserved for future issuance.

In the event of a transaction not in the ordinary course of business (an “Extraordinary Event”), which results in the Company’s receipt of cash or other consideration, including, without limitation, (i) the dissolution of the Company; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets or the sale of a division of the Company; or (iii) the consummation of a merger or consolidation of the Company with any other business entity where a change in control occurs, such consideration shall be distributed to the Unit Holders in the following order of priority:

(a)

First, eighty four percent (84%) to the Class A-1 Unit Holders in proportion to their respective Class A-1 Units and sixteen percent (16%) to the Class A-2 Unit Holders in proportion to their respective Class A-2 Units, until the Class A-1 Unit Holders have collectively received Twelve Million Eight Hundred Seventy Five Thousand Dollars ($12,875,000).

(b)

Second, eighty four percent (84%) to the Class A-1, Class B-3 and Class B-4 Unit Holders in proportion to their respective Residual Interests and sixteen percent (16%) to the Class A-2 Unit Holders in proportion to their respective Class A-2 Units until the Class A-1, Class B-3 and Class B-4 Unit Holders have collectively received Twenty Seven Million Two Hundred Thousand Dollars ($27,200,000).

(c)

Third, eighty four percent (84%) to the Class A-1, Class B-3, Class B-4 and Class C Unit Holders in the ratio of their respective Residual Interests and sixteen percent (16%) to the Class A-2 and Class C Unit Holders in the ratio of their respective Residual Interests.

11. Other Assets

Other assets consist of the following at December 31:

	2017	2016
Due from related party	$777,347	$777,347
Other assets	725,518	494,627

	$1,502,865	$1,271,974

12. Commitments and contingencies

Facilities

The Company leases production and corporate headquarters facilities pursuant to various non-cancellable operating leases expiring through March 31, 2025. The leases provide for the Company to pay various executory costs such as real estate taxes, insurance and repairs. In connection with two of its production facilities, the Company has issued its landlords irrevocable, unconditional, and non-transferable letters of credit for an aggregate amount of $1,104,500 as a security deposit.

Future minimum annual rental payments are required as follows:

2018	$2,245,104
2019	2,428,879
2020	2,697,820
2021	3,218,821
2022	3,286,478
Thereafter	5,028,229

$18,905,331

Rent expense amounted to $3,105,831 and $2,564,951 for the years ended December 31, 2017 and 2016, respectively.

Other

The Company has various representation agreements with third parties that provide business referrals to the Company for commissions. Accordingly, the Company is obligated to pay such commissions on certain contracts that are entered into, via the third parties’ business reference efforts. Commission expense amounted to $1,439,604 and $1,039,633 for the years ended December 31, 2017 and 2016, respectively

The Company is, from time to time, involved in ordinary and routine litigation. Management presently believes that the ultimate outcome of these proceedings, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

13. Concentrations

The Company had two (2) customers that accounted for 31% of contract revenues during the year ending December 31, 2017. Four (4) customers accounted for 64% of gross accounts receivable as of December 31, 2017.

The Company had two (2) customers that accounted for 27% of contract revenues during the year ending December 31, 2016. Three (3) customers accounted for 46% of gross accounts receivable as of December 31, 2016.

14. Related party transactions

Psyop, Inc. is a related party to the Company thru common ownership. At December 31, 2017 and 2016, the Company has a receivable from Psyop, Inc. of $777,347. There were no related party transactions between Psyop, Inc. and the Company during the years ended December 31, 2017 and 2016.

15. Subsequent event

On April 10, 2018, the Company acquired a 40% interest in Broken Bone Club Limited, a private limited company incorporated in England and Wales (the “investee”) for 1,250,000 Great Britain Pounds (“GBP”). 250,000 GBP was paid at closing and the remaining 1,000,000 GBP will be paid in 48 equal monthly installments, bearing interest at 3% per annum, beginning May 10, 2018.

On May 31, 2018, the Company’s Line of Credit under its Credit Facility was Increased from $1,000,000 to $3,000,000.

PCI Media, Inc.

Common Stock

Roth Capital Partners

Through and including                      ,        (the 25th day after the date of this prospectus), all dealers effecting transactions in our common stock, whether or not participating in our initial public offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, upon completion of this offering. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$2,257.96
FINRA filing fee	*
Exchange listing fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
Miscellaneous expenses	*

Total	$ *

*	To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes the board of directors of a corporation to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

We expect to adopt an amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, and which will contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

●	any breach of their duty of loyalty to our company or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective immediately prior to the completion of this offering, will provide that we will indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law, any director or officer who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees and other amounts) reasonably incurred. Our amended and restated bylaws will also provide that we must pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided that such payment of expenses in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by such director or officer to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in any such action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, amended and restated bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On October 1, 2018, the registrant agreed to issue a single share of common stock, par value $0.001 per share, which will be redeemed upon the closing of this offering, to an officer of the registrant in exchange for $0.001. The issuance was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits. See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)

Financial Statement Schedules. All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1*	Form of Underwriting Agreement.

3.1	Form of Amended and Restated Certificate of Incorporation, to be in effect prior to the consummation of this offering.

3.2	Form of Amended and Restated Bylaws, to be in effect prior to the consummation of this offering.

4.1*	Form of Common Stock Certificate.

4.2*	Form of Warrant to be issued to Roth Capital Partners, LLC in connection with this offering.

5.1*	Opinion of Latham & Watkins LLP.

10.1*	2019 Incentive Award Plan and forms of award agreements thereunder.

10.2*	Form of Contribution Agreement, to be in effect at the consummation of this offering.

10.3*	Form of Registration Rights Agreement, to be in effect at the consummation of this offering.

10.4+	Form of Indemnification Agreement between PCI Media, Inc. and each of its directors and executive officers.

10.5+	Employment Agreement, by and between Psyop Media Company, LLC, Psyop Productions, LLC and D. Hunt Ramsbottom, dated December 7, 2018.

10.6+	Executive Employment Agreement, by and between Psyop Productions, LLC, Psyop Media Company, LLC and Thomas Boyle, dated January 1, 2012.

10.7*+	2019 Employee Stock Purchase Plan

10.8*+	Director Compensation Program.

10.9	Amended and Restated Loan Agreement, by and between Psyop Media Company, LLC and Community National Bank, dated April 23, 2015.

10.10	First Amendment to Loan Documents, by and between Psyop Media Company, LLC and Bridgehampton National Bank, dated December 15, 2015.

10.11	Waiver and Second Amendment to Loan Documents, by and between Psyop Media Company, LLC and Bridgehampton National Bank, dated December 10, 2016.

10.12	Waiver and Third Amendment to Loan Documents, by and between Psyop Media Company, LLC and BNB Bank, dated April 10, 2018.

10.13	Waiver and Fourth Amendment to Loan Documents, by and between Psyop Media Company, LLC and BNB Bank, dated May 31, 2018.

10.14	Standard Form of Office Lease, by and between The A.J.D. Building LLC and Psyop Media Company, LLC, dated October 1, 2014.

10.15	Lease, by and between Santa Clara, LLC and Psyop, Inc., dated November 1, 2007.

10.16	First Amendment to Lease, by and between Santa Clara, LLC and Psyop, Inc., dated January 23, 2008.

Exhibit Number	Exhibit Description

10.17	Second Amendment to Lease, by and between Santa Clara, LLC and Psyop Media Company, LLC, dated April 13, 2017.

10.18	Share Purchase Agreement, by and between Mark Stewart Graham and Psyop Media Company UK Limited, dated April 10, 2018.

21.1	List of Subsidiaries of the Registrant.

23.1	Consent of Citrin Cooperman & Company, LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-7).

*	To be filed by amendment.
+	Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Venice, California, on the 14th day of January, 2019.

PCI Media, Inc.

By:	/s/ D. Hunt Ramsbottom Jr.
D. Hunt Ramsbottom Jr. Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints D. Hunt Ramsbottom Jr. and Thomas Boyle, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of PCI Media, Inc. and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D. Hunt Ramsbottom Jr. D. Hunt Ramsbottom Jr.	Chief Executive Officer and Director (Principal Executive Officer)	January 14, 2019

/s/ Thomas Boyle Thomas Boyle	Chief Financial Officer (Principal Financial and Accounting Officer)	January 14, 2019

/s/ Sandy Grushow Sandy Grushow	Director	January 14, 2019

/s/ David Sanderson David Sanderson	Director	January 14, 2019